As filed with the Securities and Exchnage Commission on September 10, 2008

File No. [   ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

PLAINFIELD ENTERPRISES LLC
(Exact Name of Registrant As Specified In Its Charter)

DELAWARE	26-0787260
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Railroad Avenue Greenwich, CT 06830	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 302-1700

Copies of correspondence to:

Thomas X. Fritsch, Esq. c/o Plainfield Asset Management LLC 55 Railroad Avenue, Plaza Level Greenwich, CT 06830	Seward & Kissel LLP Attention: Robert E. Lustrin, Esq. One Battery Park Plaza New York, NY 10004

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
NOT APPLICABLE	NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

CLASS A UNIT
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	☐
Large accelerated filer	Accelerated filer

☐	☒
Non-accelerated filer	Smaller reporting company

 (Do not check if a smaller reporting company)

TABLE OF CONTENTS

Page

SIGNATURES	S-1

DESCRIPTION OF EXHIBITS	E-1

INDEX TO FINANCIAL STATEMENTS	F-1

i

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

CERTAIN STATEMENTS IN THIS REGISTRATION STATEMENT CONTAIN OR MAY CONTAIN INFORMATION THAT IS FORWARD-LOOKING. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AND WILL BE AFFECTED BY A VARIETY OF RISKS AND FACTORS INCLUDING BUT NOT LIMITED TO THE FOLLOWING: THE INABILITY OF REGULATED ENTITIES AND CERTAIN MEMBERS OF OUR BOARD OF MANAGERS, OFFICERS, KEY EMPLOYEES AND OTHER AFFILIATES OF THE OURS TO OBTAIN GAMING LICENSES OR PERMITS IN JURISDICTIONS WHERE OUR CURRENT OR PLANNED BUSINESS OR AN ENTITY IN WHICH WE INVEST REQUIRES SUCH LICENSES OR PERMITS; THE LIMITATION, CONDITIONING, REVOCATION OR SUSPENSION OF ANY SUCH GAMING LICENSES OR PERMITS; A FINDING OF UNSUITABILITY OR DENIAL OF LICENSES OR PERMITS BY REGULATORY AUTHORITIES WITH RESPECT TO ANY MEMBER OF OUR BOARD OF MANAGERS, OFFICER, OR KEY EMPLOYEE REQUIRED TO BE FOUND SUITABLE; LOSS OR RETIREMENT OF MEMBERS OF OUR BOARD OF MANAGERS, OFFICERS OR KEY EMPLOYEES; INCREASED COMPETITION IN EXISTING MARKETS OR THE OPENING OF NEW GAMING JURISDICTIONS (INCLUDING ON NATIVE AMERICAN LANDS); THE INABILITY TO MAINTAIN AND IMPROVE EXISTING GAMING FACILITIES; THE INABILITY TO CONSUMMATE PLANNED ACQUISITIONS OF GAMING OPPORTUNITIES; THE COSTS AND DELAYS ASSOCIATED WITH CONSTRUCTING AND OPENING NEW GAMING FACILITIES; THE INABILITY TO RETAIN KEY LEASES; A DECLINE IN THE PUBLIC ACCEPTANCE OR POPULARITY OF GAMING; INCREASES IN OR NEW TAXES OR FEES IMPOSED ON GAMING REVENUES OR GAMING DEVICES; SIGNIFICANT INCREASES IN FUEL OR TRANSPORTATION PRICES; ADVERSE ECONOMIC CONDITIONS IN KEY MARKETS; AND SEVERE OR UNUSUAL WEATHER IN SUCH KEY MARKETS. IN ADDITION, ANY FINANCINGS CONSUMMATED BY CASINO MONTELAGO HOLDING, LLC, OR MONTELAGO, THE ENTITY IN WHICH WE PROPOSE TO MAKE AN EQUITY INVESTMENT, OR ITS SUBSIDIARIES MAY SUBSTANTIALLY INCREASE THE LEVERAGE AND OTHER FIXED CHARGE OBLIGATIONS OF THOSE ENTITIES. THE LEVEL OF INDEBTEDNESS AND OTHER FIXED CHARGE OBLIGATIONS OF MONTELAGO AND ITS SUBSIDIARIES COULD HAVE IMPORTANT CONSEQUENCES, INCLUDING BUT NOT LIMITED TO THE FOLLOWING: (1) A SUBSTANTIAL PORTION OF MONTELAGO’S AND ITS SUBSIDIARIES’ CASH FLOW FROM OPERATIONS COULD BE DEDICATED TO DEBT SERVICE AND OTHER FIXED CHARGE OBLIGATIONS AND THUS NOT BE AVAILABLE FOR OTHER PURPOSES; (2) MONTELAGO’S AND ITS SUBSIDIARIES’ ABILITY TO OBTAIN ADDITIONAL FINANCING IN THE FUTURE FOR WORKING CAPITAL, CAPITAL EXPENDITURES OR ACQUISITIONS MAY BE LIMITED; AND (3) MONTELAGO’S AND ITS SUBSIDIARIES’ LEVEL OF INDEBTEDNESS COULD LIMIT THEIR FLEXIBILITY IN REACTING TO CHANGES IN THE GAMING INDUSTRY, THEIR RESPECTIVE JURISDICTIONS AND ECONOMIC CONDITIONS GENERALLY. READERS SHOULD CAREFULLY REVIEW THIS REGISTRATION STATEMENT IN ITS ENTIRETY, INCLUDING BUT NOT LIMITED TO OUR AND MONTELAGO’S RESPECTIVE FINANCIAL STATEMENTS AND THE NOTES THERETO.

ii

ITEM 1.	DESCRIPTION OF BUSINESS.

THE COMPANY

Overview of the Company

Plainfield Enterprises LLC, a Delaware limited liability company, or the Company, was formed on August 22, 2007at the direction of Plainfield Direct Inc., a Delaware corporation, or the Plainfield Fund, which is an affiliate of Plainfield Asset Management LLC, a Delaware limited liability company, or Plainfield.  The Company was formed for the primary purpose of holding equity, directly or indirectly through one or more affiliates and wholly-owned subsidiaries, in one or more entities related to the gaming industry.  The Company currently has one indirect subsidiary, Plainfield AcquisitionCo LLC, a Delaware limited liability company, or AcquisitionCo, which was formed on August 22, 2007.  AcquisitionCo is owned by the Company’s direct wholly-owned subsidiary, Plainfield Enterprises Inc., a Delaware corporation, or BlockerCo., which was formed on September 11, 2007.

As a newly formed entity, the Company had no material assets or revenue generating business prior to July 1, 2008.  On July 1, 2008 the Company, indirectly through AcquisitionCo, purchased from Plainfield Gaming Inc., or Plainfield Gaming, a note with an outstanding principal amount of $1,562,500 issued by MonteLago Holding, LLC, a Nevada limited liability company, or MonteLago for the purchase price of $1,484,475.  We refer to that note in this registration statement as the MonteLago Note.  The MonteLago Note is unsecured and non-interest bearing and is convertible into 33.33% of the equity interests of MonteLago upon our receipt of a Nevada gaming license.  The conversion feature of the MonteLago Note expires on June 4, 2009.  The MonteLago Note was originally issued pursuant to the Loan Agreement dated May 3, 2007, amended and restated as of June 20, 2007, which is referred to as the Loan Agreement, by and between Casino MonteLago Holding, LLC, a Nevada limited liability company, or MonteLago, and Plainfield Gaming, a copy of which is included as an exhibit to this registration statement.

The Company’s current business plan is to obtain a Nevada gaming license and to promptly convert the outstanding principal amount of the MonteLago Note into 33.33% of the equity interests in MonteLago, which is referred to as the MonteLago Transaction. MonteLago owns 100% of the equity interests in CIRI Lakeside Gaming Investors, LLC, a Nevada limited liability company, or CIRI Lakeside Gaming, which operates Casino MonteLago, or the Casino, located at Lake Las Vegas in Henderson, Nevada.

Other than the planned conversion of the MonteLago Note into an indirect 33.33% equity interest in MonteLago, and any indirect interest it may subsequently hold in another entity by virtue of its equity interests in MonteLago, the Company has no current plans to acquire, directly or indirectly, an equity interest in another entity, although it may acquire interests in other entities, including entities directly or indirectly involved in the gaming industry, in the future.

Plainfield is an investment management firm formed on February 14, 2005, and is based in Greenwich Connecticut. Plainfield is registered with the U.S. Securities and Exchange Commission, or the SEC, as an investment adviser under the Investment Advisers Act of 1940 and serves as the investment manager to the Plainfield Fund and to other pooled investment vehicles inside and outside of the United States. Plainfield manages in excess of $5.5 billion of investment capital for institutions and high net worth individuals based in the United States and abroad. Plainfield’s principal address is at 55 Railroad Avenue, Greenwich, Connecticut  06830. Max Holmes is the sole managing member of Plainfield.

Ownership of the Company

The Company currently has two issued and outstanding classes of limited liability company interests.  The Company has one issued and outstanding Class A unit, or the Class A Interest, representing all of its voting equity interests, which is held by HBJ Plainfield LLC, a Delaware limited liability company, or HBJ, and 9,999 issued and outstanding Class B units, or the Class B Interests, representing all of its non-voting equity interests, which are held by Plainfield Enterprises Holdings LLC, a Delaware limited liability company, or Plainfield Holdings, that is a wholly-owned subsidiary of the Plainfield Fund.  HBJ is owned by Alan Ginsberg, who also serves as HBJ’s President, Secretary and Treasurer.  The Company does not currently intend to issue any additional Class A or Class B Interests.

All matters of the Company that are subject to the vote of its members (each a “Member”), including the appointment and removal of members of the Company’s board of managers, or the Board of Managers, are controlled by HBJ, the sole managing member of the Company.  Alan Ginsberg, the sole HBJ Principal, and a member of the Board of Managers, is also the Company’s Operating Manager, who is responsible for the Company’s day-to-day management and operations. The remaining members of the Board of Managers include Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole.  The Class B Interests issued to Plainfield Holdings allow Plainfield Holdings and its sole member, the Plainfield Fund, to invest in the Company without having any voting power or power to control the operations or affairs of the Company, except as otherwise required by law.  If Plainfield Holdings or its sole member had any of the power to control the operations or affairs of the Company afforded to the holder of the Class A Interest, they and their respective constituent equity holders would generally be required to be licensed or found suitable under the gaming laws and regulations of the State of Nevada.  In connection with the formation of the Company, HBJ and Plainfield Holdings have executed the Amended and Restated Limited Liability Company Agreement of the Company, dated September 2, 2008 (the “Company Operating Agreement”), a copy of which is included as an exhibit to this registration statement.

The diagram below depicts the general ownership of the Company and its parents and subsidiaries.

Level 1
Alan Ginsberg
Plainfield Direct Inc.
(Plainfield Fund)
100%
100%
Level 2
HBJ Plainfield LLC
(HBJ)
Plainfield Enterprises Holdings LLC
(Plainfield Holdings)
Level 3
100% Voting
(.001% of equity)
Plainfield Enterprises LLC
(the Company)
100% Non-Voting
(99.999% of equity)
100%
Level 4
Plainfield Enterprises Inc.
(BlockerCo)
100%
Level 5
Plainfield AcquisitionCo LLC
(AcquisitionCo)
33%
Level 6
Casino MonteLago Holding, LLC
(MonteLago)
100%
Level 7
CIRI Lakeside Gaming Investors LLC
dba
Casino MonteLago

HBJ is managed by Alan Ginsberg and the Company is managed by a Board of Managers consisting of Alan Ginsberg as Operating Manager, Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole. BlockerCo is a holding company that has elected to be taxed as a corporation.  Because Blocker Co is a separately taxed, non-flow through entity, Blocker Co will be taxed on its share of the income relating to the Company’s business rather than the investors in the Plainfield Fund.

The MonteLago Transaction

The Company plans to cause AcquisitionCo to convert the MonteLago Note into an indirect 33.33% of the equity interests in MonteLago promptly following our receipt of a Nevada gaming license.  Upon completion of the MonteLago Transaction, the Company will own, indirectly through AcquistionCo, 33.33% of the equity interest in MonteLago.

The purpose of the MonteLago Transaction is, first, to finance MonteLago’s acquisition of all of the issued and outstanding membership interests of CIRI Lakeside Gaming, and second, for the Company to pursue a long-term investment in the continued growth and development of gaming in the Lake Las Vegas area.  Upon completion of the MonteLago Transaction, the Company will own 33.33% of the equity interests of MonteLago, and the remaining 66.66% of the equity interests of MonteLago will be owned by the following:

Johan Finley or The Finley Family Trust	20.276%
Steve Szapor	13.665%
Steve Rittvo	13.665%
Jess Ravich	11.66%
Peter Cleary	1.40%
Ernest D’Ambrosio	3.00%
Scott Fisher	3.00%

First Closing

The first step of the MonteLago Transaction, namely the acquisition by MonteLago of all of the issued and outstanding membership interests of CIRI Lakeside Gaming, required regulatory approval from the Nevada Gaming Commission, or the Nevada Commission.  Once that step received the required approval, the parties consummated that transaction on September 22, 2007. Pursuant to the terms and conditions of the Loan Agreement, Plainfield Gaming loaned an aggregate amount of $1,562,500 (the “Company Loan”) to MonteLago to enable MonteLago to acquire all of the issued and outstanding membership interests of CIRI Lakeside Gaming, which then owned and operated the Casino.  The MonteLago Note evidences the obligations of MonteLago under the Company Loan.

Second Closing

The second step of the MonteLago Transaction, which is referred to as the Second Closing, involves the  Company’s conversion, through AcquisitionCo, of the MonteLago Note for 33.33% of the equity interests in MonteLago, will occur upon the satisfaction or waiver of certain conditions to the obligations of the parties under the Loan Agreement, including the receipt of all necessary approvals from the relevant Nevada gaming authorities.  The Company expects the closing to occur in the last quarter of 2008. In the event that all of the necessary approvals are not obtained by the Company on or before the License Default Date as defined in the Loan Agreement (June 4, 2009), then the exchange feature of the MonteLago Note shall expire, and MonteLago shall extinguish the Company Loan by paying to the Company on the first business day after the License Default Date, the lesser of the amount of the Company’s prorata portion of MonteLago’s pro forma equity as if the Company had exchanged the MonteLago Note as of the date the payment is due or the principal amount of $1,562,500. For more information regarding the approvals required from the various Nevada gaming authorities, see “Nevada Regulation and Licensing,” below.

At the Second Closing, the Company, through its subsidiaries, will exchange (cancel) the MonteLago Note for the cancellation of the Company Loan and the acquisition of 33.33% of the equity interests in MonteLago.

Employees

The Company currently has no employees.  The Company currently has five managers on the Board of Managers: Alan Ginsberg, Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole. Alan Ginsberg serves as Operating Manager with responsibility for the Company’s day-to-day management and operations. None of the members of the Board of Managers receive any compensation from the Company for their services.

CASINO MONTELAGO HOLDING, LLC

MonteLago was organized on April 12, 2007, and entered into a Purchase and Sale Agreement dated April 18, 2007, as amended and restated as of May 16, 2007, (the “CIRI Purchase Sale Agreement”) with Cook Inlet Region, Inc., an Alaskan corporation (“CIRI”) for the acquisition of 100% of the membership interests, gaming assets and leasehold improvements of CIRI Lakeside Gaming, the non-restricted gaming licensee operating the Casino at Lake Las Vegas.  Today, MonteLago, through its subsidiary, CIRI Lakeside Gaming, leases the premises on which the Casino is located and operates the Casino.

The Casino is located adjacent to the Ritz-Carlton Hotel at Lake Las Vegas in Henderson, Nevada, and since its opening in April 2003, the Casino had been managed by an unrelated third party management company.  Prior to the approval of the sale between CIRI and MonteLago, CIRI cancelled the management agreement with the management company.   MonteLago installed a full-time on-site General Manager and has a Board of Managers and Advisory Committee comprised of senior principals of various equity holders to manage MonteLago.

Management of MonteLago

The Company and MonteLago executed the MonteLago Operating Agreement dated as of May 3, 2007 (the “MonteLago Operating Agreement”).  Under the terms of the MonteLago Operating Agreement, MonteLago is managed by the board of managers of MonteLago, comprised of Johan Finley and Peter Cleary (the “MonteLago Board”).  Representatives from various equity holders also form an Advisory Committee, which makes recommendations to the MonteLago Board.  Riccardo Ingrassia, formerly the General Manager of the Hyatt Casino at Lake Las Vegas prior to its closing, currently serves as General Manager of the Casino.

Other than powers expressly delegated to the General Manager in its management of the Casino, the MonteLago Board has all power to control and manage the business and affairs of MonteLago.  Each Manager of the MonteLago Board has one vote and actions of the MonteLago Board generally require a majority vote of the Managers, except that if there are only two members of the MonteLago Board at any time then a vote of the MonteLago Board at that time must be unanimous.  Certain actions by the MonteLago Board, however, are subject to ratification by Members of MonteLago who own in the aggregate at least a majority of the equity interests of MonteLago, including:

•	any amendment to the MonteLago Operating Agreement or to MonteLago’s certificate of formation,
•
any merger or combination of MonteLago with or into another entity other than when MonteLago is the surviving entity or where MonteLago is converted into another form of legal entity pursuant to the MonteLago Operating Agreement,

•	any sale or exchange of all or substantially all of the assets of MonteLago or any of its affiliates or subsidiaries,
•	the dissolution of MonteLago, change in its form, or the formation of any subsidiaries or joint ventures,
•	the compromising, arbitrating, adjusting and litigating of certain claims against MonteLago or any of its affiliates or subsidiaries,
•	the approval of the annual operating budget and capital expenditure budget for MonteLago or any of its affiliates or subsidiaries and the approval of any deviation from said budgets,
•	any public offering of securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”),
•	the approval of certain contracts or agreements to which MonteLago or any of its affiliates or subsidiaries are a party,
•
the approval of certain transactions regarding borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in MonteLago and securing of the obligations undertaken in connection therewith and entering into of leases for real or personal property, and

•	the creation and appointment or elimination of an Advisory Committee to MonteLago.

Managers are required to be licensed or found suitable by the relevant Nevada gaming authorities in order to engage in the management of a gaming casino in Nevada, including MonteLago.  For further information about licensing and suitability requirements, see “Nevada Regulation and Licensing” below.

Other than through representation on the Board of Managers, the Members and various equity holders of MonteLago do not have the right to take part in or interfere in any manner with the management of MonteLago.  The Members have voting rights generally limited to those required by law and those specifically set forth in the MonteLago

Operating Agreement.  Except as permitted by the MonteLago Board and the relevant gaming authorities, the Members are generally prohibited from transferring all or any part of their interests in MonteLago.

Business and Marketing Strategy

MonteLago aims to target the locals geographic gaming market, focusing on residents living in close proximity to the Casino. MonteLago management believes that the Casino also benefits from the Neighborhood Casino Act, which limits competition within defined areas.  For more information on the Neighborhood Casino Act, see “Competition – The Neighborhood Casino Act” below.

Strong Management Team.   The day-to-day operations of MonteLago are managed by Riccardo Ingrassia, who has had significant gaming industry experience.  Mr. Ingrassia previously served as the Casino General Manager of the casino at the Hyatt Regency Lake Las Vegas.  Mr. Ingrassia not only has a thorough understanding of the local operating environment at Lake Las Vegas, table games and slot machines, but he also has extensive contacts within the casino gaming industry and with casino customers.  As General Manager, Mr. Ingrassia reports to the MonteLago Board comprised of MonteLago principals.  Mr. Ingrassia is assisted in his management functions by a team of departmental managers with extensive experience in their respective fields of expertise. In addition, Members of the MonteLago Board and Advisory Committee of MonteLago have significant experience in the gaming industry.

Targeted Customer Base.   MonteLago’s operating strategy aims to attract and retain customers primarily from the locals geographic market through innovative, frequent and high-profile promotional programs, and focused marketing efforts.  MonteLago’s primary customers are located within a five-mile radius of the Casino, and MonteLago focuses its marketing efforts on those patrons.  In addition, MonteLago is broadening its marketing strategy to include overnight visitors staying at the hotels and condominium units in Lake Las Vegas.

High-Value Customer Experience.   In order to provide what MonteLago’s management believes is a high-value gaming experience that will attract repeat local customers, MonteLago focuses on slot and video poker machine play and offers a wide variety of high quality slot and video poker games.  MonteLago management is also committed to providing a high-value entertainment experience through food and beverage and other entertainment amenities.

Creative Marketing and Promotional Programs.   MonteLago management believes that promotions and promotional events are one of the primary factors to success in the locals gaming market.  MonteLago employs a marketing strategy that utilizes what they believe are innovative, frequent and high-profile promotional programs in order to attract and retain customers and establish a high level of name recognition for the Casino.  In addition to aggressive direct marketing efforts, MonteLago markets its own promotional events in close conjunction with the Lake Las Vegas Village, and has established and promotes an efficient and competitive local player loyalty rewards program at the Casino.  Furthermore, MonteLago management intends to pursue strategic alliances with other entities to induce incremental casino play at the Casino.

The Casino

Following the sale of the Hyatt Hotel at Lake Las Vegas to Loews Hotels, the Casino is the only casino remaining in Lake Las Vegas.  The Casino is located adjacent to the Ritz-Carlton Hotel at Lake Las Vegas.  The Casino opened in April 2003 and has a Tuscan theme.  The Casino’s facilities consist of approximately 40,000 square feet of casino space, approximately 570 slot/video poker machines, 10 table games, a sports book, a restaurant and snack bar, two bars, an indoor/outdoor entertainment venue.  The Casino benefits indirectly from the marketing efforts of Lake Las Vegas’ two hotels – the Ritz Carlton and the Loews Lake Las Vegas Resort, as well as traffic from the residents of nearby timeshares and visitors to the three golf courses near Lake Las Vegas.

Las Vegas Gaming Market

Henderson is part of the greater Las Vegas metropolitan area in Clark County, Nevada.  The greater Las Vegas area is one of the fastest growing areas within the United States. According to the Nevada State Demographer, between 1997 and 2007 Clark County’s population grew approximately 67%, approximately six times the U.S. population growth of approximately 11% over the same period of time. According to Clark County demographers, county population growth slowed somewhat to approximately 4% between 2006 and

2007 but still remained above the national average. MonteLago’s management believes that the growth in Clark County’s population has been driven, in part, by the popularity of casino gaming and Nevada’s favorable climate and tax structure and low unemployment.

MonteLago competes primarily in the Clark County locals gaming market, which is defined as the Clark County gaming market excluding the Las Vegas Strip, downtown Las Vegas and Laughlin. According to the 2006 Clark County Residents Study by the Las Vegas Convention and Visitors Authority, approximately two-thirds of the local adult population participates in casino gaming at least occasionally (less than once per month to more than twice per week). In conjunction with the growth of the Clark County population, gaming revenues for the locals gaming market has experienced steady near double digit increases annually until recently. According to the Nevada Gaming Commission (the “Nevada Commission”), total revenue from non-restricted gaming operations in the Clark County locals gaming market grew from approximately $1.7 billion in 2002 to approximately $2.8 billion in 2007, representing an annual growth rate of 9.7% and between 2006 and 2007 of 3.0%.

The specific geographic market for the Casino is the residents of Lake Las Vegas and its surrounding area within a three to five mile range, guests staying at one of Lake Las Vegas’ three resorts – the Ritz Carlton, the Loews Lake Las Vegas Resort, and MonteLago Village Resort, and daily visitors to Lake Las Vegas and Lake Mead.  As of July 31, 2008, Lake Las Vegas is an 3,592-acre, upscale development situated on a privately owned 320-acre lake with 10 miles of shoreline, and is located approximately 17 miles from Las Vegas.  The Lake Las Vegas area also has three resorts, 19 distinct neighborhoods, three championship golf courses, spas, and full-service marinas with watercraft rentals and yacht cruises.  On July 17, 2008, Lake at Las Vegas Joint Venture, LLC, the master developer of the Lake Las Vegas Resort, and several of its subsidiaries (the “Lake Las Vegas Group”) filed a voluntary petition for bankruptcy protection with the United States Bankruptcy Court for the District of Nevada in Las Vegas under Chapter 11 of the Bankruptcy Code.  The bankruptcy of the Lake Las Vegas Group and the general economic conditions in the greater Las Vegas area generally may affect the future development of Lake Las Vegas and its surrounding areas.

Competition

The gaming industry is a highly fragmented and competitive industry.  The gaming industry includes land-based casinos, in certain locations dockside casinos and riverboat casinos, casinos located on Native American reservations and other forms of legalized gaming.  MonteLago management believes that the primary competition to the Casino comes from other casinos that cater to the Clark County locals market.  In addition, to a lesser extent, the Casino faces competition from casinos located on the Las Vegas Strip and in downtown Las Vegas.  The competition among companies in the gaming industry is intense and many of MonteLago’s competitors have significantly greater resources than MonteLago.  Certain states have legalized casino gaming and other states may legalize gaming in the future.  Legalized casino gaming in these states and on Native American reservations near MonteLago or changes to gaming laws in states surrounding Nevada could increase competition in the Las Vegas market and could adversely affect its operations.  MonteLago also competes to a lesser extent with gaming facilities in other jurisdictions, state-sponsored lotteries, on-and-off track pari-mutuel wagering, internet gaming, card clubs, riverboat casinos and other forms of legalized gambling.

Clark County Locals Gaming Market

The Clark County locals gaming market has led to a highly competitive market to attract business of local residents.  In addition to established casinos and resorts, MonteLago faces competition from smaller casinos, supermarkets, bars and convenience stores that offer limited forms of gaming.

The closest casino competitor to the Casino is the Fiesta, which is approximately eight miles from the Casino.  Other competitors (each more than 10 miles from the Casino) include Sunset Station, Green Valley Ranch, and Boulder Station, all of which are owned by Station Casinos Inc., Sam’s Town, which is owned by Boyd Gaming, and the Eastside Cannery, which is owned by Cannery Casino Resorts.  Together, these five casinos account for 12,852 slots, 219 table games and 2,270 hotel rooms.

There are also a number of casinos that service population centers in and around downtown Henderson.  These properties offer minimum amenities and target a lower-middle class demographic.  These facilities include the Eldorado Casino and Jokers Wild, owned by Boyd Gaming, the Peppermill’s Rainbow Club Casino, and the Emerald Island Casino.

Las Vegas Strip and Downtown Las Vegas Gaming Market

The Las Vegas Strip is the location of numerous casino resorts, including the largest and newest mega-casinos that Las Vegas has to offer.  In addition, the downtown Las Vegas area includes approximately 15 casinos on or near Fremont Street in old Las Vegas.  Casinos located on the Las Vegas Strip or in downtown Las Vegas are typically tourist destinations and generally do not target the locals gaming market.

The Neighborhood Casino Act

In 1997, the Nevada Legislature passed Senate Bill No. 208 (the “Neighborhood Casino Act”), enacting laws which possibly create significant barriers to new competition near the Casino and other neighborhoods by limiting future casino development in certain areas of Clark County, Nevada.  These laws have been subsequently amended several times by the Nevada Legislature.  With certain specified exemptions, the Neighborhood Casino Act limits non-restricted gaming to certain designated gaming enterprise districts, and imposes potentially burdensome requirements on applicants proposing to have new locations designated as gaming enterprise districts by the applicable county, city or town body with jurisdiction.

Operations

For the year ended December 31, 2007, MonteLago derived approximately 99% of its revenues from three sources: slot and video gaming machines (69%), food and beverage (17%), and table games (13%).

Governmental Regulation

CIRI Lakeside Gaming’s operations are subject to extensive regulation under laws, rules and supervisory procedures imposed by Nevada law and by the City of Henderson. If additional gaming regulations are adopted by the State of Nevada or the City of Henderson, those regulations could impose restrictions or costs that could have a significant adverse effect on those operations. From time to time, various proposals have been introduced in the Nevada legislature or by initiative petitions that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and those operations.  MonteLago does not know whether or when such legislation will be enacted or whether such initiative proposals may be implemented. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect MonteLago’s gaming operation.

Some jurisdictions, including Nevada, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws of the State of Nevada, and under the organizational documents of MonteLago, its securities are subject to restrictions on ownership and proposed transfers of ownership interests. The restrictions may require a holder of those securities to dispose of the securities under certain circumstances or, if the holder refuses, or is unable to dispose of the securities, the issuer may be required to repurchase the securities.

Assuming the Company is approved by the Nevada Gaming Authorities (defined below) to acquire the equity interests in MonteLago, it will become subject to extensive regulation by the various gaming authorities. See, “Nevada Regulation and Licensing,” below.

Nevada Regulation and Licensing

The ownership and operation of casino gaming facilities in Nevada, including the Casino, are subject to the gaming laws and regulations of the State of Nevada, including the Nevada Gaming Control Act (the “Nevada Act”) and regulations promulgated thereunder, as well as local regulations imposed by the City of Henderson.  MonteLago’s gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board (the “Nevada Board”), and the City of Henderson (collectively, the “Nevada Gaming Authorities”).  The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) prevent cheating and fraudulent practices and (v) provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on all Nevada gaming operations, including the Casino.

CIRI Lakeside Gaming is licensed by the Nevada Gaming Authorities as a corporate licensee (a “Corporate Licensee”) under the terms of the Nevada Act and is, therefore, the holder of the non-restricted (casino) gaming license that authorizes its gaming operations to be conducted under Nevada law.  The gaming license held by CIRI Lakeside Gaming requires periodic payments of fees and taxes and is not transferable.  Corporate Licensees are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may request. No person may become a member of, or receive any percentage of the profits from a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.  MonteLago has been found suitable by the Nevada Commission as the sole owner of the membership interests of CIRI Lakeside Gaming, and all of the present Members of MonteLago have obtained the approvals necessary to own their respective interests in the Casino.  MonteLago and its affiliated entities have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in the Casino’s present gaming activities.

Prior to acquiring its proposed 33.33% interest in MonteLago, the Company and its affiliated entities and controlling persons must obtain certain approvals from the Nevada Gaming Authorities. These approvals include the following:

•	the Company must be registered by the Nevada Commission as a publicly traded corporation as that term is defined by the Nevada Act and found suitable to own all of the stock of BlockerCo;

•	HBJ, BlockerCo and AcquisitionCo must be registered as holding or intermediary companies under the Nevada Act, and be found suitable in such capacities; and

•	HBJ’s sole equity holder and Manager must be investigated and found suitable as Member and Manager of HBJ and as Operating Manager of the Company; and

•	The other four individuals who will serve as members of the Board of Managers or officers of the Company and its subsidiaries must be investigated and found suitable in such capacities.

The Nevada Gaming Authorities will require the Company, HBJ, BlockerCo and AcquisitionCo, and each of their respective members and managers, to be found suitable in connection with the MonteLago Transaction.  Investigations for findings of suitability require the same level of review and scrutiny as do investigations for licensing.  While the direct and indirect holders of Class B Interests of the Company are not mandatorily required under the Nevada Act to be found suitable in connection with the Company’s acquisition of its proposed 33.33% of the equity interests in MonteLago, they will remain subject to the discretionary authority of the Nevada Commission and may be required to file applications for findings of suitability, be investigated, and have their suitability determined by the Nevada Commission.  It is customary practice of the City of Henderson to defer to the Nevada Commission with respect to the background and suitability investigation of gaming applications except for those by on-site managers of liquor and gaming operations.

The Company has applied to be registered by the Nevada Commission as a “publicly traded corporation” as that term is defined in the Nevada Act.  Following the effectiveness of this registration statement and assuming it obtains all required approvals from the Nevada Commission, the Company will be deemed a “publicly traded corporation” under the Nevada Act, even though it is not currently anticipated that any membership interests or any other securities of the Company will be listed for trading or trade with any frequency.

The Company, HBJ, BlockerCo and AcquisitionCo have filed applications with the Nevada Gaming Authorities to obtain various registrations, licenses, findings of suitability, approvals and permits required to acquire the MonteLago equity interests.  In connection with the Company’s, HBJ’s and AcquisitionCo’s applications, Alan Ginsberg, the sole Member and Manager of HBJ, has filed an application for approval in these capacities, and each of Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole have additionally filed personal applications for approval as members of the Board of Managers of the Company and for various positions within BlockerCo and AcquisitionCo. The Nevada Board’s investigation is continuing. It is currently expected that the applications will be on the agendas of the Nevada Gaming Authorities for action at or around the effective date of this registration statement.  Although the Company believes that it is likely that it and its affiliates will receive the required approvals and findings of suitability, no assurances can be given that such approvals and findings and suitability will be granted or that, if granted, they will be granted on a timely basis. The Company and its affiliates will not be able to consummate the acquisition of 33.33% of the equity interests in MonteLago until these approvals and findings of suitability are obtained.

No person may become a stockholder or member of, or receive any percentage of the profits of, an intermediary or holding company or a Corporate Licensee without first being investigated by and obtaining licenses and related findings of suitability or approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with the Company or its affiliates to determine whether the individual is suitable or should be licensed as a business associate of a Corporate Licensee or any holding or intermediary company. As stated above, certain of the officers, managers and key employees of MonteLago, the Company, HBJ, BlockerCo and AcquisitionCo have been or may be required to file applications with the Nevada Gaming Authorities and are or may be required to be found suitable by the Nevada Gaming Authorities in connection with the Company’s proposed acquisition of 33.33% of the equity interests in MonteLago.  All applications required as of the date of this statement have been filed.  However, the Nevada Gaming Authorities may require additional applications and may deny any application for any reason which they deem appropriate.  A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.  An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation.  Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the authority to disapprove changes in a corporate position.

If the Nevada Commission were to find an officer, manager or key employee of CIRI Lakeside Gaming, MonteLago, the Company, HBJ, BlockerCo or AcquisitionCo unsuitable for licensing or unsuitable to continue having a continuing relationship with any of these entities, the companies involved would have to sever all relationships with such person.  The Nevada Commission may deny an application for any cause which they deem reasonable. Determinations of suitability or of questions pertaining to licensing are subject to very limited judicial review in Nevada.

If it were determined that the Nevada Act was violated by CIRI Lakeside Gaming, MonteLago, the Company, HBJ, BlockerCo or AcquisitionCo, the gaming licenses and approvals they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures.  In addition, any such violation and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act or of the regulations of the Nevada Commission, at the discretion of the Nevada Commission. Furthermore, the Nevada Commission could appoint a supervisor to operate the Casino and, under specified circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada.  Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) impact MonteLago’s revenues and cause the Company to suffer financial loss.

If the Nevada Commission issues an order of registration to the Company (the “Order of Registration”), the Order of Registration may prohibit (1) HBJ, Plainfield Holdings,

or their respective affiliates from selling, assigning, transferring, pledging or otherwise disposing of Class A or Class B Interests or any other security convertible into or exchangeable for Class A or Class B Interests, without the prior approval of the Nevada Commission, and (2) the Company from declaring cash dividends or distributions on any class of membership unit of the Company beneficially owned in whole or in part by HBJ or Plainfield Holdings or their respective affiliates, without the prior approval of the Nevada Commission, and may impose any other conditions that the Nevada Commission deems appropriate.  The Order of Registration would become effective upon issuance by the Nevada Commission. The Order of Registration, if obtained, will set forth a description of the Company and its affiliates and intermediary companies and the various approvals obtained by those entities, together with any conditions and limitations pertaining to such approvals.

After the Order of Registration is issued, the Company, HBJ, BlockerCo and AcquisitionCo will each be required to submit detailed financial and operating reports to the Nevada Gaming Authorities on an ongoing basis.  Substantially all material loans, leases, sales of securities and similar financing transactions by the Company, HBJ, BlockerCo and AcquisitionCo must be reported to, and in some cases approved by, the Nevada Commission.

Regardless of the amount of interest held, any beneficial holder of securities issued by the Company may be required to file an application, be investigated and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada.  If the beneficial holder of such voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of its beneficial owners.  The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

The Nevada Act requires any person who individually, or in association with others, acquires, directly or indirectly, beneficial ownership of more than 5% of the voting securities of a publicly traded corporation registered with the Nevada Commission to report the acquisition to the Nevada Commission, and such person may be required to be found suitable.  The Nevada Act requires that each person who, individually or in association with others, acquires, directly or indirectly, beneficial ownership of more than 10% of the voting securities of a publicly traded corporation registered with the Nevada Commission to apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails written notice to the person requiring such filing.  Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the voting securities of a registered publicly traded corporation may apply to the Nevada Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only.  Also under certain circumstances, an institutional investor that has obtained a waiver may hold up to 19% of the voting securities of such company for a limited period of time and maintain the waiver.  An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered publicly traded corporation, a change in the corporate charter, bylaws, management, policies or operations of the registered publicly traded corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding such a company’s voting securities for investment purposes only.

Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders or interest holders;
•	making financial and other inquiries of management of the types normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and
•	other activities that the Nevada Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner of equity securities if the record owner, after request, fails to identify the beneficial owner.  Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the equity securities of a publicly traded corporation registered with the

Nevada Commission beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a member or hold a voting security or other equity security issued by the Company or to have any other relationship with the Company, the Company:

•	pays that person any dividend or interest with respect to voting securities of the Company,
•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,
•	pays remuneration in any form to that person for services rendered or otherwise, or
•
fails to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities, including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

The Nevada Commission may, in its discretion, require the holder of any debt or non-voting security of a registered publicly traded corporation to file applications, be investigated, and be found suitable to own the debt or non-voting security of such corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered publicly traded corporation can be sanctioned, including by revocation of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever,
•	recognizes any voting right by such unsuitable person in connection with such securities,
•	pays the unsuitable person remuneration in any form, or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transactions.

The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the proceeds from such offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.

After the Order of Registration is issued, changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby the person obtains control, may not occur without the prior approval of the Nevada Commission.  Entities and person seeking to acquire control of a registered publicly traded corporation must satisfy the Nevada Commission with respect to a variety of stringent standards prior to assuming control of such corporation. The Nevada Commission may also require controlling stockholders, members, partners, officers, directors and other persons having an ownership interest in or a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Any person who is licensed, required to be licensed, registered, required to be registered, or under common control with such persons, and who proposes to become involved or is involved in a gaming venture outside of Nevada (“Foreign Gaming”), is required to deposit certain funds with the Nevada Board in order to pay the expenses of investigation of the Nevada Board with respect to their participation in such Foreign Gaming. Thereafter, such persons are required to comply with certain reporting requirements imposed by the Nevada Act. A licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the Foreign Gaming operation, fails to conduct the Foreign Gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs, contract with, or associates with, a person in a Foreign Gaming operation who has been denied a license or finding of suitability in Nevada for the reason of personal unsuitability.

Internal Revenue Service Regulations

The Internal Revenue Service requires operators of casinos located in the United States to file information returns for certain U.S. citizens, including names and addresses of winners, for keno, bingo and slot machine winnings in excess of stipulated amounts. The Internal Revenue Service also requires operators to withhold taxes on some keno, bingo and slot machine winnings of nonresident aliens.  Management of MonteLago is unable to predict the extent to which these requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, the other games.

Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department (“FinCEN”) require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation began in May 1985.  In addition, for periods after March 25, 2003, federal regulations require operators of casinos in the United States to report certain “suspicious transactions” to FinCEN.  These regulations may have resulted in the loss of gaming revenues to jurisdictions outside the United States which are exempt from the ambit of these regulations.  Casinos are also required to comply with certain reporting requirements of the Nevada Commission and the Nevada Board.

Other Laws and Regulations

The sale of alcoholic beverages at MonteLago Casino is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any license, and any disciplinary action could, and revocation would, have a material adverse effect upon MonteLago’s operations.

MonteLago is subject to extensive state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages. Management of MonteLago believes that it has obtained all required licenses and permits and that its business is conducted in substantial compliance with applicable laws.

Environmental Matters

As is the case with any owner or operator of real property, MonteLago is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Federal, state and local environmental laws and regulations also impose liability on potentially responsible parties, including the owners or operators of real property, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed of or released. MonteLago does not have environmental liability insurance to cover such events.

MonteLago management believes that its operation and property are in compliance in all material respects with all applicable environmental laws.  Based upon their experience to date, MonteLago management believes that the future cost of compliance with and liability under existing environmental laws will not have a material adverse effect on its financial condition or results of operations.

Seasonality

There is a slight seasonality factor to revenues at the Casino.  For example, in 2007, approximately 24% of revenues were received in the first quarter, 26% in the second quarter, and 25% in each of the third and fourth quarters. MonteLago expects such seasonality to continue in the future.

Employees

As of September 2, 2008, MonteLago had approximately 206 employees.  Approximately 161 are full time and seven are part time.  There are also 38 extra board employees. As of that date, the gaming department had 126 employees; the food and beverage department had 61 employees; and administration had 19 employees.  No employees are currently represented by organized labor.  MonteLago’s management recognizes that its employees are its greatest assets and are critical to its success.  MonteLago’s management has sought to foster a productive work culture, and employees are offered competitive salaries and benefits.

Reports to Security Holders

The Company is filing this registration statement voluntarily. The Company is not required to file this registration statement pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations of the SEC promulgated thereunder.

Following effectiveness of this registration statement, the Company will be required to file annual, quarterly and other current reports and information with the SEC. You may read and copy any materials filed by the Company with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s filings are also available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The Company

Overview

The following management’s discussion and analysis of financial condition and results of operations relates to the Company financial statements and notes thereto included elsewhere in this registration statement.

The Company and its subsidiaries were formed as legal entities in 2007 for the primary purpose of holding equity in one or more entities related to the gaming industry, and to exercise the rights, and manage the distributions received, in connection with those holdings.  The Company’s current business plan consists of its planned conversion, through its wholly-owned subsidiary, AcquisitionCo, of the MonteLago Note into 33.33% of the equity interests in MonteLago.

As a newly formed entity, the Company had no material assets or revenue generating business prior to July 1, 2008.  On July 1, 2008 the Company, indirectly through AcquisitionCo, purchased from Plainfield Gaming, a note with an outstanding principal amount of $1,562,500 issued by MonteLago Holding for the purchase price of $1,484,475.  The MonteLago Note is unsecured and non-interest bearing and is convertible into 33.33% of the equity interests of MonteLago upon our receipt of a Nevada gaming license.  The Company’s only operations since inception have consisted of unrealized gains/losses on the MonteLago Note, costs associated with obtaining a gaming license and other administrative expenses.

Liquidity and Capital Resources

During the period from its inception on August 22, 2007 through July 31, 2008, the Company received total Member contributions of $1,718,740.  These funds were used by the Company primarily for the purchase of the MonteLago Note on July 1, 2008. The Company also used these contributions to fund costs associated with applying for and obtaining the gaming and related licenses in Nevada totaling $154,624 and other costs of $47,629.  The Company expects to incur additional costs of obtaining licenses in Nevada and other costs.  These costs will be financed by Member contributions.  In order to consummate the closing of the MonteLago Transaction, the Company will need to obtain the requisite approvals from the Nevada Gaming Authorities.

Critical Accounting Estimates and Policies

Investment in Exchangeable Note, Casino MonteLago Holding, LLC

The Company measures and accounts for the MonteLago Note at estimated fair value pursuant to the fair value option under Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  As there is no readily available market price for this investment security, estimated fair value is determined on a monthly basis by management, utilizing a number of different valuation approaches including the income approach, the market comparable approach and the transaction approach.  The choice of which technique(s) to use and weights assigned to factors within each approach may vary depending on the circumstances.  Without a readily available market value and because of the inherent uncertainty of valuation, the estimated fair value of our investment is determined using “level 3” inputs as defined in SFAS No. 157, “Fair Value Measurements.” The estimated fair value may differ materially from the value that would have been used had a ready market existed for the investment.

Gaming Licenses

Professional fees and other costs associated with the applications for licensure of the Company and its consolidated subsidiaries and certain of its beneficial owners, including payments to regulatory agencies, have been capitalized pursuant to paragraph 2.06 of the American Institute of Certified Public Accountants’ Audit and Accounting Guide, “Audits of Casinos,” and treated as indefinite life intangible assets based on management’s assessment that it is probable that such licenses will be granted, enabling the Company to hold direct and indirect ownership interests in gaming enterprises, and thereby benefit future periods through cash flows generated by these holdings. These fees and costs have been treated as indefinite life intangible assets pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” based on expectations that they would enable the Company and/or its consolidated subsidiaries to hold direct and indirect ownership interests in gaming enterprises for an indefinite amount of time.

Such assets are to be evaluated at least annually (and more frequently when circumstances warrant) to determine if events or changes in circumstances indicate that the probability that such assets will continue to benefit future periods might have been impaired. Examples of such events or changes in circumstances that might indicate impairment of these assets include an active or likely regulatory threat to the availability or viability of a license, specifically, as a result of (i) non-compliance with regulations, (ii) an adverse change in the legal, regulatory or business climate relative to gaming nationally or in the jurisdiction, or (iii) a significant long term decline in historical or forecasted earnings or cash flows of the Casino or the fair value of its property or business possibly as a result of competitive or other economic or political factors.

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 will be effective for us beginning after January 1, 2009. Management of the Company does not expect the adoption of SFAS No. 161 to have a significant impact on the Company’s future results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which is an amendment of Accounting Research Bulletin No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. SFAS No. 160 will be effective for us beginning on or after January 1, 2009. Management of the Company does not expect the adoption of SFAS No.  160 to have a significant impact on the Company’s results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). This statement replaces SFAS No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS No. 141R will apply prospectively for us to business combinations, if any, for which the acquisition date is on or after January 1, 2009.

Management of the Company does not expect the adoption of SFAS No. 141R to have a significant impact on the Company’s future results of operations, cash flows, or financial position.

ITEM 3.	DESCRIPTION OF PROPERTY.

The Company

Prior to its acquisition of 33.33% of the equity interests in MonteLago, the Company will own no real property. Upon the closing of the acquisition of 33.33% of the equity interests in MonteLago, the Company will continue to own no real property but will acquire an indirect equity interest in MonteLago, which directly or indirectly, holds leases in real property.

The Casino Real Property Assets

MonteLago, through a subsidiary, operates the Casino. Located in Lake Las Vegas, Nevada, the Casino’s facilities consist of approximately 40,000 square feet of casino space, approximately 570 slot/video poker machines, 10 table games, a sports book, a restaurant and snack bar, two bars and an indoor/outdoor entertainment venue.

On July 17, 2008, Lake at Las Vegas Joint Venture, LLC, the master developer of the Lake Las Vegas Resort, and several of its subsidiaries filed a voluntary petition for bankruptcy protection with the United States Bankruptcy Court for the District of Nevada in Las Vegas under Chapter 11 of the Bankruptcy Code.  To date, such proceedings have not had a material impact on the Casino’s operations.  We cannot predict what impact, if any, such proceedings will have on the Casino in the future.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of September 10, 2008, information regarding the beneficial ownership of the Company’s voting securities by all persons known to be the beneficial owners of more than 5% of any voting class of the Company securities.

Beneficial owner (1)	Title of security	Amount and nature of beneficial ownership (2)	Percent of class of security
HBJ Plainfield LLC (3)	Class A unit	1 Class A unit (3)	100% (3)
Alan Ginsberg (4)	Class A unit	1 Class A unit	100% (4)

(1)	The address for each beneficial owner is:
c/o Wydown Management Corp.
115 E. Putnam Avenue
Greenwich, CT 06830

(2)	Beneficial ownership is determined in accordance with the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

(3)	HBJ is the direct holder of the sole Class A Interest of the Company issued and outstanding.

(4)
Alan Ginsberg is the sole member of HBJ and, as a result of his ability to control HBJ, may be deemed to be a beneficial owner of the Class A Interest of the Company directly held by HBJ.  Alan Ginsberg also serves as the Operating Manager of the Company.

The following table sets forth information as of September 10, 2008, regarding the beneficial ownership by each of the members of the Company’s Board of Managers, Alan Ginsberg, Max Holmes, Joseph Bencivenga Ronald Johnson, and Marc Sole of each class of equity securities of the Company, the Company’s parent or the Company’s subsidiaries of which they own any beneficial interest.

Name of Member of the Company’s Board of Managers or Executive Officer	Title of Class of Securities	Amount and Nature of Beneficial Ownership	Percent of Class
Alan Ginsberg (1)	Class A unit	1 Class A unit	100% (1)
Max Holmes	Class B unit	9,999 Class B units	100% (2)
Joseph Bencivenga	None	None	0%
Ronald Johnson	None	None	0%
Marc Sole	None	None	0%
Members of the Company’s Board of Managers, Executive Officers and as a Group	None	None	0%

(1)
Alan Ginsberg is the sole member of HBJ and, as a result of his ability to control HBJ, may be deemed to be a beneficial owner of the Class A Interest of the Company directly held by HBJ.  Alan Ginsberg also serves as the Operating Manager of the Company.

(2)
Max Holmes is the Chief Investment Officer of Plainfield and has the ability to vote or to direct the vote of or to dispose or to direct the disposition of, the Class B units, and may be deemed to beneficially own such units.  Max Holmes does not own any Class B units directly, and disclaims beneficial ownership of the Class B units.

ITEM 5.	MANAGERS AND EXECUTIVE OFFICERS.

The following table sets forth information as of September 10, 2008, regarding each member of the Board of Managers and executive officer of the Company and each manager, and executive officer of MonteLago.

Name	Age	Position
Alan Ginsberg	52	Operating Manager of the Company
Max Holmes	48	Manager of the Company
Joseph Bencivenga	49	Manager of the Company
Ronald Johnson	60	Manager of the Company
Marc Sole	37	Manager of the Company

Alan Ginsberg has served as the Operating Manager of the Company since the Company’s inception and is expected to continue in his service as Operating Manager of the Company. Since October 2007, Mr. Ginsberg has served as Senior Advisor for Wydown Management Corp. (“Wydown”).  Prior to joining Wydown, Mr. Ginsberg founded and is president of Larchmont Advisors Inc., a consulting firm.  Mr. Ginsberg is a business consultant, a private investor, and a student of American History and Literature at the Graduate School of Arts and Sciences at Columbia University.  Mr. Ginsberg is also an attorney admitted to practice in the State of New York, and a member of the New York State Bar Association.  Mr. Ginsberg was also a high yield bond research analyst and the director of global high yield bond research from 1998 through 2000 at Barclays Capital Inc. (“Barclays Capital”). Mr. Ginsberg was a high yield bond research analyst and the director of high yield and emerging markets debt research at Smith Barney from 1993 through February 1998, a high yield bond research analyst at Bear Stearns from 1990 through 1993, and a high yield research analyst at Drexel Burnham Lambert (“Drexel”) from 1986 through February 1990. Mr. Ginsberg earned a B.A. from SUNY at Binghamton in 1977 and a J.D. from Boston University School of Law in 1980.

Max Holmes has served as a member of the Company’s Board of Managers since the Company’s inception and is expected to continue in his service as a member of the Company’s Board of Managers. Mr. Holmes is also the founder and the Chief Investment Officer of Plainfield. Prior to founding Plainfield in February 2005, Mr. Holmes was the Head of the Distressed Securities Group and a Managing Director of D.E. Shaw & Co., L.P. (“D.E. Shaw”). As Head of the Distressed Securities Group, Mr. Holmes was a Co-Portfolio Manager for D.E. Shaw Laminar Portfolios, LLC from 2002 through 2004.  Mr. Holmes was also formerly a member of the Board of Directors of FAO Schwarz Inc., eToys Direct, Inc., and Sure Fit, Inc.  From 1999 through 2002, Mr. Holmes was the founder and Co-Head of the High Yield Group at RBC Capital Markets, a subsidiary of The Royal Bank of Canada, where he was head of High Yield Origination and Capital Markets.  From 1996 to 1999, Mr. Holmes was Head of High Yield Capital Markets and Head of High Yield Research at Gleacher NatWest Inc., a subsidiary of National Westminster Bank Plc. From 1991 to 1996, Mr. Holmes worked at Salomon Brothers Inc (“Salomon”), where at various times he was Head of Bankruptcy Research, acted as Salomon’s High Yield Strategist, served as its lead representative on various creditors committees, and managed a proprietary distressed bond portfolio. From 1986 to 1989, Mr. Holmes worked at Drexel in Beverly Hills, California, first in the Corporate Finance Department and then in the High Yield and Convertible Securities Department. Mr. Holmes became one of the youngest Senior Vice Presidents in Drexel’s history. From 1984 to 1986, Mr. Holmes was a practicing attorney at Vinson & Elkins in Houston, Texas, where he represented commercial banks in a variety of bankruptcies, restructurings, high yield bond and M&A transactions. Mr. Holmes remains a member of the bar in New York and Texas. Mr. Holmes received a J.D. from Columbia Law School in 1984, an M.B.A. from Columbia Business School in 1984, and a B.A. from Harvard College in Philosophy in 1981. Since 1993, Mr. Holmes has taught “Bankruptcy and Reorganization” at New York University Stern Graduate School of Business, where he remains an Adjunct Professor of Finance.

Joseph Bencivenga has served as a member of the Company’s Board of Managers since the Company’s inception and is expected to continue in his service as a member of the Company’s Board of Managers.  Mr. Bencivenga is a founding partner and Head of Research of Plainfield. Prior to joining Plainfield, Mr. Bencivenga was a Managing Director of Guggenheim Capital Markets LLC (“Guggenheim”) from 2004 to 2005, where he was responsible for high yield capital markets, private equity and research. From 2002 to 2004, Mr. Bencivenga was Head of High Yield Research at Maxcor Financial with the same team as at Guggenheim. From 1997 to 2001, Mr. Bencivenga was Global Head of High Yield at Barclays Capital. During his tenure there, his team originated over 75 high yield, mezzanine and bridge loan transactions, 20 of which were lead managed. At Barclays Capital, Mr. Bencivenga also managed the firm’s $1 billion bridge loan and mezzanine fund. From 1990 through 1996, Mr. Bencivenga was Head of High Yield Research, Head of Fixed Income Credit Research (high yield and high grade) and Deputy Head of Equity Research at Salomon. Mr. Bencivenga also served as a Senior Vice President and Head of High Yield Research at Drexel in Beverly Hills, California, where he worked from 1985 to 1990. Mr. Bencivenga started his career as a Corporate Bond Analyst at Salomon from 1983 to 1985. Mr. Bencivenga received a B.S. in 1981 and an M.B.A. in 1983 from Fairleigh Dickinson University.

Ronald Johnson has served as a member of the Company’s Board of Managers since the Company’s inception and is expected to continue in his service as a member of the Company’s Board of Managers. Since October 2007, Mr. Johnson has served as Senior Advisor – Gaming for Wydown. Prior to joining Wydown, Mr. Johnson served as Senior Vice President – Gaming of Plainfield from June 2006 to October 2007.  From 1998 to 2006, Mr. Johnson was Executive Vice President of Gaming Operations and Marketing for Riviera Holding Corporation (RIV: AMEX) and concurrently President of two of its subsidiaries from 1999 to 2006, Riviera Black Hawk Casino and Riviera Gaming Management. Mr. Johnson joined the Riviera in 1991 as Vice President of Slot Operations and Marketing. From 1989 to 1991, Mr. Johnson was Vice President of Slot Operations and Marketing for the Sands Hotel & Casino. From 1986 to 1989, Mr. Johnson was Assistant Slot Operations and Marketing Manager for Bally’s Hotel & Casino. Mr. Johnson spent the previous ten years in the slot manufacturing industry: from 1981 to 1986 as General Manager of J & T, Inc. and from 1979 to 1981 in several positions with International Game Technology, including Vice President and General Manager of its Las Vegas Operations. Mr. Johnson started his career in gaming with Bally Distributing in 1976 as Manager of Financial Analysis. From 1973 to 1976, Mr. Johnson was a financial analyst for TRW Systems. From 1971 to 1973, Mr. Johnson served in the United States Army. Mr. Johnson received a B.S. in Finance from California State University – Long Beach in 1970, a B.S. in Accounting from the University of Nevada – Reno in 1978, and an M.B.A. from California State University – Long Beach in 1971.

Marc Sole has served as a member of the Company’s Board of Managers since September 2, 2008, and is expected to continue in his service as a member of the Company’s Board of Managers. Mr. Sole joined Plainfield in February 2008 as a Managing Director and Assistant Portfolio Manager. Prior to joining Plainfield, Mr. Sole worked at D.E. Shaw, which he joined in 2001 as an analyst in its Special Situations / Risk Arbitrage Group. In early 2002, Mr. Sole became the third employee in the D. E. Shaw Distressed Securities Group. Mr. Sole subsequently was promoted to be Co-Head of Research and Co-Portfolio Manager of D. E. Shaw’s U.S. Credit Opportunities Strategy. Prior to joining D.E. Shaw, Mr. Sole was an associate in the corporate group at Cravath, Swaine & Moore LLP in New York. Mr. Sole has served on the Board of Directors of Owens Corning, Schuff International, Inc. and several private specialty finance companies. Mr. Sole graduated from Princeton University in 1993 with an A.B. from the Woodrow Wilson School of Public and International Affairs, and he received a J.D. in 1996 from the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar.

ITEM 6.	EXECUTIVE COMPENSATION.

Neither the Company’s managing member nor its executive officers are entitled to compensation from the Company for services rendered to or on behalf of the Company, or otherwise, in their capacity as managing members or executive officers.  The managing member and executive officers of the Company are entitled to reimbursement from the first available funds of the Company for their direct out-of-pocket costs and expenses incurred on behalf of the Company that directly relate to the business and affairs of the Company.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND MANAGER INDEPENDENCE.

Company Operating Agreement

The voting management and other powers of holders of Class A and Class B Interests of the Company, and the members of the Company’s Board of Managers are governed by the Company Operating Agreement.  For a description of certain material provisions of the Company Operating Agreement, see “Item 8. Description of Securities” below.

The members of the Company’s Board of Managers have determined that they are not “independent” as that term is defined under current rules of the New York Stock Exchange (the “NYSE”).  None of the Company’s securities are listed on the NYSE or any other securities exchange or any national securities association, nor is there any current intention to so list any securities of the Company in the future.

MonteLago Operating Agreement

The voting, management and other powers of holders of equity interests in MonteLago, and the Managers of MonteLago, are governed by the MonteLago Operating Agreement. For a description of certain material provisions of the MonteLago Operating Agreement, see “Item 1. Description of Business—Casino MonteLago Holding, LLC—Management of MonteLago” above.

The MonteLago Operating Agreement provides that under certain circumstances and conditions MonteLago will indemnify, defend, and hold harmless the MonteLago Board, each Member of MonteLago, including Peter Cleary as the Tax Matters Member, each Member’s assignee, each agent appointed by the MonteLago Board, and their officers, directors, managers, partners, members, shareholders, employees and agents, the employees and agents of MonteLago (collectively, the “Indemnified Persons”), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of MonteLago and from liabilities or obligations of MonteLago imposed on such Indemnified Person by virtue of such Indemnified Person’s position with MonteLago, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage.

Company’s Parent

The Company’s only parent is HBJ, which holds 100% of the voting securities of the Company.

Other Related Transactions

None.

ITEM 8.	LEGAL PROCEEDINGS.

As of July 31, 2008, the Company was not a party to any pending legal proceeding and to its knowledge, no action, suit or proceeding against it has been threatened by any person.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER RELATED STOCKHOLDER MATTERS.

No established public trading market exists for the Company’s membership interests, and there are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of the Company’s membership interests.

There are no outstanding options or warrants to purchase, or securities convertible into, the Company’s membership interests.  The Company’s currently outstanding Class A Interest is “restricted,” which means that they were originally sold in offerings that were not subject to a registration statement filed with the SEC.  Accordingly, resale of the Company’s membership interests are, absent the availability of another exemption from registration under the Securities Act or registration under the Securities Act, subject to the provisions of Rule 144 under the Securities Act.  In general, under Rule 144, a person or persons whose membership interests are aggregated and who has beneficially owned restricted securities for at least six months following the payment in full of the purchase price for the securities is entitled to sell in the public market within any three-month period a number of membership units that does not exceed the greater of:

•	1% of the then outstanding membership units of the class of membership units to be sold, or

•
if applicable, the average weekly trading volume of the class of membership units to be sold on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of sale is filed with the SEC.

Sales under Rule 144 are subject to restrictions relating to the manner of sale, notice and availability of current public information about the Company. The Company has not agreed with any security holder to register any of its membership interests for sale by any security holder. The Company does not currently propose to publicly offer any membership interests or other securities representing an equity interest in the Company.

The only classes of equity securities of the Company currently outstanding are its Class A Interest and its Class B Interests.  As of September 10, 2008, HBJ was the only holder of record of the Company’s Class A Interests and Plainfield Holdings was the only holder of record of the Company’s Class B Interest.  It is currently contemplated HBJ and Plainfield Holdings will remain the only holders of record of the Company’s Class A and Class B Interests, respectively.

The Company does not pay, and does not expect to pay in the foreseeable future, any dividends or other distributions with respect to its membership Interests.

The Company does not have any equity compensation plans and does not expect to authorize securities for issuance pursuant to any equity compensation plan in the foreseeable future.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

On January 4, 2008, in connection with the execution of the Limited Liability Company Agreement of the Company, dated January 4, 2008 (the “Original Company Operating Agreement”), the Company issued one Class A Interest to HBJ without registration under the Securities Act in reliance on the exemption provided by Section 4(2) of the Securities Act in exchange for a cash capital contribution of $0.01.  The Company also issued 9,999 Class B Interests to Plainfield Holdings without registration under the Securities Act in

reliance on the exemption provided by Section 4(2) of the Securities Act in exchange for a capital contribution of $10.00.   The Class A and Class B Interests were issued in reliance on the respective agreements of the subscribers that the interests were being acquired for investment with no intention to resell the units without registration under the Securities Act.  Other than the above issuances of the Class A and Class B Interests, the Company has not, since the date of its formation, issued any other securities.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Company Operating Agreement

On January 4, 2008, HBJ and Plainfield Holdings executed the Original Company Operating Agreement, which created two classes of membership interests, the Class A Interest and the Class B Interests.  HBJ was issued one Class A Interest of the Company, representing the Company’s only outstanding voting equity, for which HBJ paid $0.01.  Plainfield Holdings was issued 9,999 Class B Interests of the Company, representing all of the Company’s outstanding non-voting equity, for which Plainfield Holdings contributed to the Company $10.00. The Class A Interest is the only class of the Company’s equity being registered pursuant to this registration statement.

Management

The Company is managed by a Board of Managers consisting of Alan Ginsberg, Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole.  Alan Ginsberg serves as the Operating Manager of the Company.  The Operating Manager and any of the members of the Company’s Board of Managers may be removed at any time, with or without cause, by the written notice of the holders of a majority of the membership units of the Company having voting authority.  Each Manager will have one vote, and except as otherwise provided in the Company Operating Agreement, the Company’s Board of Managers acts by the affirmative vote of a majority of the total number of members of the Board.    Except as set forth in the Company Operating Agreement, the Operating Manager and each other member of the Company’s Board of Managers cannot take or cause the Company to take the following actions without the approval of the majority of the members of the Company’s Board of Managers:

•	acquire, by purchase, lease, or otherwise, any real property on behalf of the Company;
•
give or grant any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security interests, or otherwise encumbering any stock, interest in a business entity, promissory note issued to the Company, or any asset owned by the Company;

•	sell, convey, or refinance any interest, direct or indirect, that may be acquired by the Company in MonteLago;
•
cause or permit the Company to extend credit to or make any loans or become a surety, guarantor, endorser, or accommodation endorser for any person or enter into any contracts with respect to the operation or management of the business of the Company;

•	release, compromise, assign, or transfer any claims, rights, or benefits of the Company;
•	confess a judgment against the Company or submit a Company claim to arbitration;
•	file any petition for bankruptcy of the Company;
•	distribute any cash or property of the Company, other than as provided in the Company Operating Agreement;
•	admit a new Member to the Company;
•	amend the Company Operating Agreement; or
•	take any action in contravention of the Company Operating Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Company.

Distributions

Subject to all applicable gaming approvals, distributions by the Company will be to the Company Members at such times and in such amounts as approved by the members of the Company’s Board of Managers in good faith and, if and when made, will be distributed by the Company to the Members pro rata in proportion to their respective percentage interests in the Company.

Restrictions on Transfer

Unless approved in advance by the members of the Company’s Board of Managers and, on or after the date of the closing of the MonteLago Transaction, by the Nevada Gaming Authorities, no member of the Company may transfer all or any portion of its membership units. In addition, transfers or issuances of any membership units to any person who, on or after the date of the closing of the MonteLago Transaction, was required to be, and has not been, found suitable to be licensed or to hold such membership units by the Nevada Gaming Authorities, are prohibited and will be null and void and of no force or effect as of the inception of the alleged transfer or issuance.

Furthermore, as of the date that the Company receives notice from the Nevada Gaming Authorities that a member of the Company or a transferee of any membership interest in the Company (1) is required to be licensed but is unsuitable to be licensed or (2) is unsuitable to hold a membership interest in the Company, then such unsuitable member or transferee may not, for so long as such unsuitability determination remains in force and effect, (a) receive any share of any cash distribution, or any other property or payments upon the dissolution of the Company, (b) exercise directly or through a trustee or nominee any voting rights conferred by any membership interest in the Company, (c) participate in the management of the business or affairs of the Company, or (d) receive any remuneration in any form from the Company for services rendered or otherwise.

Limited Liability and Indemnification

The Company, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against any member of the Company’s Board of Managers, including the Operating Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any member of the Company’s Board of Managers, including reasonable attorneys’ fees incurred by the member of the Company’s Board of Managers in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.  Except as otherwise provided in the Company Operating Agreement, in the event of any action by a Member against any member of the Company’s Board of Managers, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such member of the Company’s Board of Managers, including reasonable attorneys’ fees incurred in the defense of such action.  Furthermore, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any member of the Company’s Board of Managers, if for the benefit of the Company and in accordance with the Company Operating Agreement said member of the Company’s Board of Managers makes any deposit or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss as the results of such action. No member of the Company’s Board of Managers shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

Under Nevada law, the Company may, in connection with any action or proceeding, indemnify any member of the Company’s Board of Managers, member, employee or agent of the Company against expenses and amounts paid in settlement thereof, if the person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to derivative suits, indemnification may not be made to a person who has been adjudged by a court of competent jurisdiction to be liable to the Company or for amounts paid, unless it is determined by the court that the person is fairly and reasonably entitled to indemnity for the expenses.

Under the Limited Liability Company Act of the State of Nevada, the Company shall indemnify a member of the Company’s Board of Managers, member, employee or agent of the Company against expenses to the extent that the person has been successful on the merits or otherwise in defense of any of the actions, suits or proceedings described above. Also, the Company may purchase and maintain insurance on behalf of a current or prior member of the Company’s Board of Managers, member, employee or agent of the Company for any liability asserted against such person and liability and expenses incurred by him in such capacity.

For further discussion of indemnification provisions under the Company Operating Agreement and the laws of the State of Nevada, see “Item 12 - Indemnification of Managers and Officers” in this registration statement.

Licensing

If anyone who is serving as a member of the Company’s Board of Managers is required to be licensed or found suitable by any gaming authority in order to engage in the management of the Company, that member of the Company’s Board of Managers must file applications, be investigated, and be found suitable to serve in such capacity. In addition, a member of the Company’s Board of Managers shall be automatically removed as a member of the Company’s Board of Managers without any action of the Board of Managers or members of the Company upon the occurrence of any of the following events with respect to such member of the Company’s Board of Managers:

•
the determination by any applicable gaming authority that the member of the Company’s Board of Managers is unsuitable to be licensed if that member of the Company’s Board of Managers is required to be licensed,

•	the determination by any applicable gaming authority that the member of the Company’s Board of Managers is unsuitable to engage in the management of the Company,
•	the denial, revocation, suspension or voluntary relinquishment of a required gaming approval issued to the member of the Company’s Board of Managers by any gaming authority, or
•
any action by the member of the Company’s Board of Managers that results in a written communication from any gaming authority to the Company advising the Company that, or administrative action by any gaming authority determining that, (1) any required gaming approval by such gaming authority with respect to the Company shall be approved only upon terms and conditions that are unacceptable to the Company, or (2) such gaming authority shall revoke or suspend any existing required gaming approval held by the Company.

Member and Member of the Company’s Board of Managers Compensation

Except as otherwise provided in the Company Operating Agreement, no Member or affiliate of any Member shall receive any salary, fee or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member, nor shall any Member or affiliate of any Member be reimbursed for any expenses incurred by such Member or affiliate on behalf of the Company or otherwise in its capacity as a Member. However, the Operating Manager and the other members of the Company’s Board of Managers may charge the Company, and shall be reimbursed, for any reasonable direct expenses incurred in connection with the Company’s business and payable to persons other than the Operating Manager or any affiliate of the Operating Manager.

Dissolution and Termination

The Company will be dissolved upon the happening of any of the following events:

•	upon the sale or other disposition of all or substantially all of the Company’s assets and receipt of all consideration therefore;
•	upon a judicial determination that an event has occurred that makes it unlawful, impossible, or impracticable for the Company to carry on the business of the Company; or
•	upon a determination of HBJ as the holder of Class A of the Company’s membership units.

Restrictions on Business Combinations and Corporate Control

Restrictions Imposed by Nevada Gaming Authorities on Membership Units Owned by HBJ and Plainfield Holdings

It is expected that the Order of Registration may (1) prohibit HBJ or Plainfield Holdings or their respective affiliates from selling, assigning, transferring, pledging or otherwise disposing of membership units or any other security convertible into or exchangeable for Class A Membership Units or Class B Membership Units, without the prior approval of the Nevada Commission, and (2) prohibit the Company from declaring cash dividends or distributions on any class of membership units of the Company beneficially owned in whole or in part by HBJ or Plainfield Holdings or their respective affiliates, without the prior approval of the Nevada Commission.  The Order of Registration would become effective upon issuance by the Nevada Commission.

ITEM 12.	INDEMNIFICATION OF MANAGERS AND OFFICERS.

The Company, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against any member of the Company’s Board of Managers, including the Operating Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any member of the Company’s Board of Managers, including reasonable attorneys’ fees incurred by the member of the Company’s Board of Managers in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.  Except as otherwise provided in the Company Operating Agreement, in the event of any action by a Member against any member of the Company’s Board of Managers, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such member of the Company’s Board of Managers, including reasonable attorneys’ fees incurred in the defense of such action.  Furthermore, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any member of the Company’s Board of Managers, if for the benefit of the Company and in accordance with the Company Operating Agreement said Manager makes any deposit or makes any other similar payment or assumes any obligation in connection with any member of the Company’s Board of Managers proposed to be acquired by the Company and suffers any financial loss as the results of such action. No member of the Company’s Board of Managers shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

Under the Delaware Limited Liability Company Act, a Member, member of the Company’s Board of Managers  or liquidation trustee may rely upon information, opinions, reports, Company records or statements presented by another Member, member of the Company’s Board of Managers or liquidation trustee, an officer or employee, of the Company, or committees of the Company, or by any other person as to matters the Member, member of the Company’s Board of Managers or liquidating trustee reasonably believes are within such other person’s professional or expert competence. Good faith reliance by the Member, member of the Company’s Board of Managers or liquidating trustee upon the information presented by such agents is full protection for any action taken or omitted by the Member, member of the Company’s Board of Managers or liquidation trustee based on the information presented.

In addition, under the Delaware Limited Liability Company Act, unless otherwise provided for by an agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company. No Member or member of the Company’s Board of Managers will be personally obligated for any Company debt, obligation or liability solely by reason of being a Member or acting as a member of the Company’s Board of Managers.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAINFIELD ENTERPRISES LLC

/s/ Alan Ginsberg
Name: Alan Ginsberg
Title: Operating Manager

Date: September 10, 2008

S-1

DESCRIPTION OF EXHIBITS

Exhibit Number	Description

2.1	Amended and Restated Purchase and Sale Agreement, dated as of May 16, 2007, by and among Cook Inlet Region Inc., CIRI Lakeside Gaming Investors, LLC and Casino MonteLago Holding, LLC

3.1	Certificate of Formation, dated as of August 22, 2007, of Plainfield Enterprises LLC

3.2	Amended and Restated Limited Liability Company Agreement, dated as of September 2, 2008 of Plainfield Enterprises LLC

10.1	Amended and Restated Loan Agreement, dated as of June 20, 2007, by and between Casino MonteLago Holding, LLC and Plainfield Gaming Inc.

10.2	Amended and Restated Exchangeable Promissory Note, dated as of June 20, 2007, of Casino MonteLago Holding, LLC

21.1	List of Subsidiaries of Plainfield Enterprises LLC

E-1

INDEX TO FINANCIAL STATEMENTS

Historical Financial Statements for Plainfield Enterprises LLC and Subsidiaries

Historical Financial Statements for CIRI Lakeside Gaming Investors, LLC dba Casino MonteLago

Report of Independent Registered Public Accounting Firm

Board of Managers of

Plainfield Enterprises LLC

We have audited the accompanying consolidated balance sheet of Plainfield Enterprises LLC and its subsidiaries (collectively, the “Company”) as of July 31, 2008, and the related consolidated statements of operations, members' equity and cash flows for period from August 22, 2007 (inception) through July 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of July 31, 2008, and its consolidated results of operations and cash flows for the period from August 22, 2007 (inception) through July 31, 2008, in conformity with accounting principles generally accepted in the United States.

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern
Certified Public Accounts

Las Vegas, Nevada
September 9, 2008

Plainfield Enterprises LLC and Subsidiaries

Consolidated Balance Sheet
July 31, 2008

ASSETS

Investment in exchangeable note, Casino MonteLago Holding, LLC	$1,230,000
Gaming and related license costs	154,624

$1,384,624

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities consisting of accounts payable and accrued expenses	$46,013

Members’ equity Class A units (1 Unit issued and outstanding)	$172
Class B units (9,999 Units issued and outstanding)	1,718,568
Deficit	(380,129)

$1,338,611

$1,384,624

See notes to consolidated financial statements.

Plainfield Enterprises LLC and Subsidiaries

Consolidated Statement of Operations
For the Period from August 22, 2007 (inception) through July 31, 2008

Unrealized loss on investment in exchangeable note	$332,500
Professional fees	47,429
Other	200

Net loss	$380,129

See notes to consolidated financial statements.

Plainfield Enterprises LLC and Subsidiaries

Consolidated Statement of Members’ Equity (Deficiency)
For the Period from August 22, 2007 (inception) through July 31, 2008

Net loss	$(380,129)
Capital contributions	1,718,740

Members’ equity, end of period	$1,338,611

See notes to consolidated financial statements.

Plainfield Enterprises LLC and Subsidiaries

Consolidated Statement of Cash Flows
For the Period from August 22, 2007 (inception) through July 31, 2008

Operating activities
Net loss	$(380,129)
Adjustments to reconcile net loss to net cash used in operations:
Unrealized loss on investment in exchangeable note	332,500
Increase in accounts payable and accrued expenses	44,629

Net cash used in operating activities	(3,000)

Investing activities
Gaming and related license costs	$(153,240)
Investment in exchangeable note	(1,562,500)

Net cash used in investing activities	(1,715,740)

Financing activities
Capital contributions	1,718,740

Net change in cash	$-

See notes to consolidated financial statements.

Plainfield Enterprises LLC and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 - Organization

Plainfield Enterprises LLC was formed on August 22, 2007, at the direction of Plainfield Direct Inc. (the “Plainfield Fund”), which is an affiliate of Plainfield Asset Management LLC (“Plainfield”).  The Company was formed for the purpose of participating in various activities relating to the gaming industry including holding equity in gaming industry related businesses.

As a newly formed entity, the Company had no revenue generating business prior to the acquisition, through its wholly-owned subsidiary, Plainfield AcquisitionCo LLC (“AcquisitionCo”), of a $1,562,500 unsecured exchangeable note (the “MonteLago Note”) receivable from Casino MonteLago Holding, LLC (“MonteLago”) (the “MonteLago Transaction”) on July 1, 2008.  MonteLago owns 100% equity interest in CIRI Lakeside Gaming Investors, LLC, (“CIRI Lakeside Gaming”), which operates Casino MonteLago (the “Casino”) located at Lake Las Vegas in Henderson, Nevada.

The Company currently has two issued and outstanding classes of member units, including one Class A unit (the “Class A Interest”) issued and outstanding which represents all of its voting equity interests and is held by HBJ Plainfield LLC (“HBJ”), and 9,999 Class B units (the “Class B Interests”) issued and outstanding, which represents all of its non-voting equity interests and are held by Plainfield Enterprises Holdings LLC (“Plainfield Holdings”) that is a wholly-owned subsidiary of the Plainfield Fund.  HBJ is owned by Alan Ginsberg, who also serves as HBJ’s President, Secretary and Treasurer.  The Company does not currently intend to issue any additional units.

All matters of the Company that are subject to the vote of its members, including the appointment and removal of managers, will be controlled by HBJ, the sole managing member of the Company. Alan Ginsberg, the sole HBJ principal, is also the Company Operating Manager and has responsibility for the Company’s day-to-day management and operations. The remaining Company Managers are Max Holmes, Joseph Bencivenga, Ronald Johnson and Marc Sole.  The Class B Interests issued to Plainfield Holdings allow Plainfield Holdings and its sole member, the Plainfield Fund, to invest in the Company without having any voting power or power to control the operations or affairs of the Company, except as otherwise required by law.  If Plainfield Holdings or its sole member had any of the power to control the operations or affairs of the Company afforded to holder to the Class A Interest, they and their respective constituent equity holders would generally be required, in connection with the Company’s prospective investment in MonteLago, to be licensed or found suitable under the gaming laws and regulations of the State of Nevada.  In connection with the formation of the Company, HBJ and Plainfield Holdings have executed the Amended and Restated Limited Liability Company Agreement of the Company, dated September 2, 2008 (the “Company Operating Agreement”).

HBJ is managed by Alan Ginsberg, and the Company is managed by a Board of Managers consisting of Alan Ginsberg, as Operating Manager, and Max Holmes, Joseph Bencivenga, Ronald Johnson, and Marc Sole, as Managers.  Plainfield Enterprises Inc. (“Blocker”) is a separately taxed, non-flow through entity. Blocker will be taxed on its share of the income relating to the Company’s business rather than the investors in the Plainfield Fund.

NOTE  2 - Significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Blocker and AcquisitionCo.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and equivalents

Cash and equivalents include all highly liquid instruments purchased with an original maturity of three months or less at the time of purchase.

Statement of cash flows

At the request and solely for the convenience of the Company and its consolidated subsidiaries, all disbursements relating to the Company’s business activities were made by the Plainfield Fund directly to the vendors.  Accordingly, these activities are treated as constructive cash inflows and outflows in the statement of cash flows.

Investment in exchangeable note, Casino MonteLago Holding, LLC

The Company measures and accounts for the MonteLago Note at estimated fair value pursuant to the fair value option under Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  As there is no readily available market price for this investment security, estimated fair value is determined on a monthly basis by management, utilizing a number of different valuation approaches including the income approach, the market comparable approach and the transaction approach (Note 4).  The choice of which technique(s) to use and weights assigned to factors within each approach may vary depending on the circumstances.  Without a readily available market value and because of the inherent uncertainty of valuation, the estimated fair value of our investment may differ materially from the value that would have been used had a ready market existed.

Gaming licenses

Professional fees and other costs associated with the applications for licensure of the Company and its consolidated subsidiaries and certain of its beneficial owners, including payments to regulatory agencies, have been capitalized as indefinite life intangible assets pursuant to paragraph 2.06 of the American Institute of Certified Public Accountants’ Audit and Accounting Guide, “Audits of Casinos,” based on management’s assessment that it is probable that such licenses will be granted, enabling the Company to hold direct and indirect ownership interests in gaming enterprises, and thereby benefit future periods through cash flows generated by these holdings. These fees and costs have been treated as indefinite life intangible assets pursuant to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” based on expectations that they would enable the Company and/or its consolidated subsidiaries to hold direct and indirect ownership interests in gaming enterprises for an indefinite amount of time.

Such assets are to be evaluated at least annually (and more frequently when circumstances warrant) to determine if events or changes in circumstances indicate that the probability that such assets will continue to benefit future periods might have been impaired. Examples of such events or changes in circumstances that might indicate impairment of these assets might include an active or likely regulatory threat to the availability or viability of a license, specifically, as a result of (i) non-compliance with regulations, (ii) an adverse change in the legal, regulatory or business climate relative to gaming nationally or in the jurisdiction, or (iii) a significant long-term decline in historical or forecasted earnings or cash flows of MonteLago or the fair value of its property or business possibly as a result of competitive or other economic or political factors.

Income taxes

As a limited liability company, the Company is treated as a partnership under applicable federal tax rules. Accordingly, its income, losses and other tax attributes pass through to its owners (the members). For state income tax purposes, limited liability companies are also generally treated as partnerships with the respective tax attributes passed through to its owners, the members.

The Company’s wholly-owned subsidiary, Blocker, is a taxable corporation that is consolidated into the Company’s financial statements. Accordingly, we account for income taxes incurred and record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

As required, the Company has adopted Financial Accounting Standards Board Financial Interpretation No. 48, “Accounting for uncertainty in Income Taxes (“FIN 48”).”  FIN 48 applies to taxpaying and, in some respects, to “flow-through” entities.  Management has determined that the Company and its consolidated subsidiaries have no “uncertain tax positions” as defined in FIN 48, and therefore the adoption has had no effect on results of operations.  In accordance with FIN 48, management has elected to present income tax related penalties and interest, if any, as a component of income tax expense (benefit) (Note 5).

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates that affect the reported amounts, some of which estimates may require revision in future periods.  The estimated fair value of our investment in the MonteLago Note may vary materially within the next year based on evolving events and circumstances.

Concentrations

The Company and its consolidated subsidiaries are economically dependent upon one investment in the gaming industry. In addition, the United States is involved in a war against terrorism along with other factors such as increased fuel costs and trends in residential housing and lending activities that are likely to have far-reaching effects on the economic activity in the country for an indeterminable period.  The long-term impact on the gaming industry generally, and the specific gaming jurisdiction in which the Casino operates, cannot be predicted at this time, but may be substantial.

NOTE  3 - Membership units

With the exception of voting rights, the rights of a Class A Unit and a Class B Unit are identical. Each of the Company’s membership units, both Class A and Class B, represent a percentage interest in the Company equal to the quotient determined by dividing one by the aggregate number of units, both Class A and Class B, held by all members as of the date of the determination. The economic rights, risks and rewards are all shared by the members ratably according to their respective percentage interests.

NOTE 4 - Investment in exchangeable note, Casino MonteLago Holding, LLC

On July 1, 2008, the Company, through a subsidiary, purchased the MonteLago Note ($1,562,500 face value) for $1,484,475, the estimated fair value at that time, from Plainfield Gaming Inc., a subsidiary of the Plainfield Fund.  Because of the Company’s relationship to the Plainfield Fund and the fact the transfer occurred in anticipation of filing a registration statement pursuant to Section 12(b) or 12 (g) of the Securities Exchange Act of 1934, the investment (and related capital contribution) has been recorded at $1,562,500, the Plainfield Fund’s original historical cost basis, in accordance with Staff Accounting Bulletin 5G. The MonteLago Note is unsecured and non-interest bearing and is convertible into 33.33% equity interest in MonteLago upon the receipt of a Nevada gaming license by the Company.  The MonteLago Note matures on June 20, 2009, if not converted into equity prior to that date.

The Company presents its investment in the MonteLago Note at estimated fair value on the consolidated balance sheet.  At July 31, 2008, the fair value of this asset was $1,230,000.  The inputs used in the Company’s fair value estimation methodology are classified as Level 3 (significant unobservable inputs) of the fair value hierarchy defined in Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.”  There were no purchases or sales of this asset during the period apart from the initial purchase on July 1, 2008 which, as previously explained, was disregarded for the purpose of initially recording the investment.  Changes in the fair value of the MonteLago Note are shown as unrealized gains or losses on the consolidated statement of operations.

NOTE 5 - Income taxes

Blocker, a wholly owned subsidiary, elected to be taxed as a corporation, effective upon inception, September 11, 2007.  The Company owns 100% of Blocker, which, in turn, owns 100% of AcquisitionCo.  As of July 31, 2008,   AcquisitionCo’s only holding was the MonteLago Note.  Accordingly, changes in the market value of the MonteLago Note generate deferred tax assets or liabilities for Blocker and are reported on the Company’s financial statements.  As of July 31, 2008, unrealized depreciation on the asset created a deferred tax asset of $97,337. The Company provided a 100% valuation allowance against this deferred tax asset, resulting in no net deferred tax asset.  Upon conversion of the MonteLago Note into a 33.33% equity interest in MonteLago, equity in the flow-through earnings of MonteLago will be taxed to Blocker and reported on the Company’s financial statements.  The Company incurs certain other costs, primarily associated with being a public company, including professional and other fees, which, for tax purposes, flow through to its members.

The following table presents a reconciliation of the provision for income taxes with that determined by applying the statutory U.S. federal income tax rate to income before income taxes for the period presented:

	Dollars	Percentage

Statutory federal rate	$(133,045)	35.0%
State tax adjustment	(12,354)	3.3%
Amounts not subject to income tax	48,062	-12.7%
Change in valuation allowance	97,337	-25.6%

Tax provision at effective rate	$-	-%

The tax cost basis of the MonteLago Note is $1,484,475.

NOTE 6 - Related party transactions

Plainfield Holdings owns 99.99% of the Company which is a non-voting interest.  Plainfield Holdings is solely owned by the Plainfield Fund.  During the period from August 22, 2007 (inception) through July 31, 2008, the Plainfield Fund made equity contributions to the Company totaling $1,718,740.  The other .01% of the Company, which is the only voting interest of the Company, is owned by HBJ. On July 1, 2008, the Company, through a subsidiary, purchased the MonteLago Note for $1,484,475 ($1,562,500 face value) from Plainfield Gaming Inc., a subsidiary of the Plainfield Fund.  The MonteLago Note was purchased at estimated fair market value on the date of transfer.  Additionally, certain direct expenses incurred by the Plainfield Fund related to the MonteLago Note are reflected within the consolidated income statements. Other administrative expenses, such as compensation, have not been allocated to the Company as they are insignificant. HBJ is responsible for the operations of the Company and is solely owned by Alan Ginsberg.

Report of Independent Auditors

Members
CIRI Lakeside Gaming Investors, LLC, dba Casino MonteLago
Henderson, Nevada

We have audited the accompanying balance sheet of CIRI Lakeside Gaming Investors, LLC, dba Casino MonteLago (the Company) as of December 31, 2007, and the related statements of operations, member’s equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations, member’s equity, and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern
Certified Public Accounts

 Las Vegas, Nevada
 September 8, 2008

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
BALANCE SHEETS

	December 31, 2007	July 31, 2008 (unaudited)
ASSETS

Current assets
Cash	$3,081,660	$1,868,579
Accounts receivable, net of allowance of $20,174 and $24,956	71,964	101,758
Inventories	86,338	103,643
Prepaid expenses	463,419	518,920

	3,703,381	2,592,900

Property and equipment, net of accumulated depreciation	1,450,427	1,654,307

Other assets
Debt issuance costs, net	117,407	86,358
Lease rights, net	693,987	673,489
Other	109,800	118,120

	$6,075,002	$5,125,174

LIABILITIES AND MEMBER'S EQUITY

Current liabilities
Current portion of long-term debt	$560,274	$612,823
Accounts payable	617,447	258,665
Accrued expenses	1,219,523	1,527,805
	2,397,244	2,399,293

Long-term debt, net of current portion	2,061,879	1,692,355

	4,459,123	4,091,648

Member's equity	1,615,879	1,033,526

	$6,075,002	$5,125,174

See notes to financial statements.

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENTS OF OPERATIONS

	Year ended	Seven months ended July 31,
	December 31, 2007	2008	2007
		(unaudited)	(unaudited)
Revenues
Casino	$11,926,753	$7,243,972	$6,854,775
Food and beverage	2,689,862	1,465,696	1,606,332
Retail and other	147,260	92,147	60,262
	14,763,875	8,801,815	8,521,369
Less promotional allowances	(946,292)	(522,515)	(563,420)
	13,817,583	8,279,300	7,957,949
Costs and expenses:
Casino	9,079,965	5,434,602	5,095,144
Food and beverage	2,211,856	1,157,211	1,314,303
Retail	31,399	78,358	39
Selling, general and administrative	3,273,872	1,731,401	1,860,182
Management fees	346,665	-	346,665
Depreciation and amortization	60,218	224,707	-
	15,003,975	8,626,279	8,616,333

Loss from operations	(1,186,392)	(346,979)	(658,384)

Other income (expense)
Transition income	625,927	-	645,895
Interest income	13,492	-	-
Interest expense	(3,122,029)	(235,374)	(2,443,897)

Net loss	$(3,669,002)	$(582,353)	$(2,456,386)

See notes to financial statements

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENTS OF MEMBER'S EQUITY (DEFICIENCY)

	Year ended	Seven months ended July 31,
	December 31, 2007	2008	2007
		(unaudited)	(unaudited)

Member's equity (deficiency), beginning of period	$(54,949,043)	$1,615,879	$(54,949,043)

Net loss, including $3,309,881 and $2,426,386, respectively, during the annual and seven month periods ended 2007 that was prior to the push-down adjustment	(3,669,002)	(582,353)	(2,456,386)

Fresh Start adjustment	58,258,924	-	-
		-	-
Capital contributions pushed down	1,975,000

Member's equity (deficiency), end of period	$1,615,879	$1,033,526	$(57,405,429)

See notes to financial statements.

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENTS OF CASH FLOWS

	Year ended	Seven months ended July 31,
	December 31, 2007	2008	2007
		(unaudited)	(unaudited)
Operating activities
Net cash used in operating activities	$(4,947,883)	$(488,017)	$(4,043,678)

Investing activities
Purchase of property and equipment	(1,501,860)	(408,089)	-
Acquisition of lease rights	(702,772)		-
Gaming and related licenses	(63,000)		-
Cash used in investing activities	(2,267,632)	(408,089)	-

Financing activities
Proceeds from borrowings	2,750,000		-
Repayment of borrowings	(127,847)	(316,975)	-
Debt issuance costs	(131,838)		-
Advances from previous member	4,022,985		4,002,243
Capital contributions	1,975,000
Net cash provided by (used in) financing activities	8,488,300	(316,975)	4,002,243

Net increase (decrease) in cash	1,272,785	(1,213,081)	(41,435)

Cash, beginning of period	1,808,875	3,081,660	1,808,875

Cash, end of period	$3,081,660	$1,868,579	$1,767,440

Reconciliation of net loss to net cash used in operating activities
Net loss	$(3,669,002)	$(582,353)	$(2,456,386)
Bad debts	19,741	(4,782)	930
Depreciation and amortization of property and equipment	51,433	204,209	-
Amortization of lease rights	8,785	20,498	-
Amortization of debt issuance costs	14,431	31,049	-
Increase in operating (assets) liabilities:
Accounts receivable	(47,551)	(25,012)	(34,474)
Inventories	(5,886)	(17,305)	16,360
Prepaid expenses	16,082	(55,501)	(71,914)
Deposits	6,592	(8,320)	(7,835)
Accounts payable	398,806	(358,782)	(20,672)
Accrued expenses	(1,741,314)	308,282	(1,469,687)

Net cash used in operating activities	$(4,947,883)	$(488,017)	$(4,043,678)

Other supplemental cash flow information
Cash paid for interest	$91,891	$220,894	$-

See notes to financial statements.

CIRI LAKESIDE GAMING INVESTORS, LLC, DBA CASINO MONTELAGO

NOTES TO FINANCIAL STATEMENS

1.       Nature of operations and background information:

Business activities.  CIRI Lakeside Gaming Investors, LLC (the “Company”), dba Casino MonteLago Gaming (the “Casino”) operates a casino, including gaming activities and food and beverage sales, in leased facilities (Note 5) at the Lake Las Vegas Resort in Henderson, Nevada.

Basis of presentation.  At the close of business on September 22, 2007, Casino MonteLago Holding, LLC acquired 100% of the outstanding member unit interests in the Company.  In recording this “complete change of control” transaction, the cost of the acquisition was “pushed down” to the Company.  Accordingly, the Company’s prior accumulated equity deficiency was eliminated and the recorded basis of its assets and liabilities were adjusted to their estimated fair value on the effective date.  The purchase price of $1,975,000 was allocated $702,771 to lease rights (Note 5) with the balance to property and equipment. Summarized pre and post change of control financial information is presented in Note 6.

Unaudited interim consolidated financial statements.  The unaudited interim consolidated financial statements of the Company included herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods presented. Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been omitted pursuant to the interim financial information rules and regulations of the Securities and Exchange Commission. The results of operations for the period ended July 31, 2008, are not necessarily indicative of the results to be expected for the year ending December 31, 2008.

Concentrations. Because the Company operates exclusively in Henderson, Nevada, its future operations could be affected by adverse changes in economic conditions in its key feeder markets in the Southwestern United States.

Since customer credit is generally extended on a short-term basis, trade receivables do not bear interest.  Accounts receivable are periodically evaluated for collectibility, and an allowance for doubtful accounts is provided based primarily on customers’ past credit history and current financial condition, current general economic conditions, and the results of our collection efforts.  The Company has not established a fixed policy for when it charges off uncollectible accounts receivable or when to engage outside collection services.

The Company manages credit risk by evaluating the credit worthiness of customers prior to extending credit.  Maximum potential credit loss is limited to the recorded receivables, net of the allowance provided.

2.           Summary of significant accounting policies:

Use of estimates. Timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect reported amounts, which estimates may require revision in future periods.

Inventories.  Inventories, consisting primarily of food and beverage and retail inventory, are valued at the lower of cost, determined using the first in, first out method, or market.

Property and equipment.  Property and equipment (Note 3) is stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which for leasehold improvements is limited to the term of the lease (Note 5).

Lease rights.  Lease rights are stated at cost and are amortized using the straight-line method over the term of the lease (Note 5).

Debt issuance costs.  Loan origination fees and other costs incurred in connection with obtaining financing have been capitalized and are being amortized over the life of the respective loan using the effective interest method.

Revenue, promotional allowances, and departmental expenses.  Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (casino “front money”) and for chips and tokens in the customers’ possession (outstanding chip and token liability).  Food and beverage, entertainment, and other operating revenues are recognized as services are performed.  Advance deposits and advance ticket sales are recorded as deferred revenue until services are provided to the customer.

Casino revenues are net of certain sales incentives in accordance with Emerging Issues Task Force Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products.)”  Accordingly, cash points earned by Player’s Club members, totaling $133,988, have been recognized as a direct reduction of casino revenue.

Food and beverage  revenues include the retail value of food and beverage gratuitously furnished to customers, which is deducted as promotional allowances to arrive at net revenues.  The cost of providing such services is included in the operating costs and expenses of the casino department.  Such costs totaled approximately $972,000, $546,000, and $553,000 for the year ended December 31, 2007, and the seven months ended July 31, 2008 and 2007, respectively.

Revenues exclude applicable sales and entertainment taxes collected by the Company on behalf of government authorities, which are credited to accrued expenses.

Certain indirect expenses such as utilities, maintenance, and depreciation are not allocated to departmental expenses and, except for depreciation and amortization, are included in selling, general and administrative expenses.  Advertising ($121,329 for the year ended December 31, 2007) is expensed as incurred and is also included in selling, general and administrative expenses.

Income taxes.  Since the Company is organized as a limited liability company, no provision or liability for federal income tax has been included in the accompanying financial statements.

3.       Property and equipment:

As of December 31, 2007, property and equipment consists of the following:

Leasehold improvements	$132,000
Equipment, furniture, and fixtures	1,369,860
1,501,860
Less accumulated depreciation	(51,433)
$1,450,427

4.           Long-term debt:

As of December 31, 2007, long-term debt consists of the following:

15% note payable	$2,622,153
Less current portion	(560,274)
$2,061,879

The note is payable to a related party in equal monthly installments of principal and interest aggregating $922,061 annually through September 30, 2011.  Interest paid to the related party on the note during 2007 was $91,891.

As of December 31, 2007, maturities of long-term debt are as follows:

2008	$560,274
2009	652,899
2010	759,416
2011	649,564
$2,622,153

5.           Commitments:

Leases.  The Company has an operating lease for its casino complex expiring September 30, 2027.  There are no minimum lease commitments; instead, the Company is obligated only for annual contingent rents, payable in monthly installments, equal to 50% of the Company’s net operating income, as defined in the lease agreement.  Accordingly, there was no rent expense for 2007.  Pre-change of control, the landlord provided the Company with, in effect, a marketing subsidy related to that period as an incentive to continue operations through June 30, 2007. Such incentive is included as “transition income” in the statement of operations.

In the event the leased premises were to be sold by the lessor, and under certain other conditions, the lessor has an option to terminate the lease early for a stipulated fee plus reimbursement of the Company’s unrecovered investment, also as defined, primarily in leasehold improvements.  The stipulated termination fee is equal to one year’s “net operating income,” as defined.

Management agreement.  Prior to the complete change of control of the Company on September 22, 2007, a management agreement with an unrelated third party was terminated. Prior to its termination, the minimum management fee was $65,000 per month. An early termination fee of $1,560,000 was accrued as of December 31, 2006 and paid in 2007.

6. Summarized pre and post change of control financial information

Except for the “push down / fresh start” adjustments that have been accounted for in member’s equity, and the effect of the afore-mentioned transactions with the lessor, management believes that for the purpose of these 2007 financial statements, the combined presentation is more meaningful than separate presentations of the pre-and post change of control periods and that the post-change portion of the 2007 financials is not materially different from what they would have been in the absence of the change-of-control transaction. The following additional information related to pre and post-change of control operations, changes in member’s equity (deficiency), and cash flows is presented for additional analysis purposes:

	Combined	Post-change of control	Pre-change of control

Condensed statements of operations:
Revenues	$13,817,583	$4,006,798	$9,810,785
Costs and expenses	15,003,975	4,287,520	10,716,455

Loss from operations	(1,186,392)	(280,722)	(905,670)
Other income (expense)
Transition agreement income	625,927		625,927
Interest income	13,492	13,492
Interest expense	(3,122,029)	(91,891)	(3,030,138)
Net loss	$(3,669,002)	$(359,121)	$(3,309,881)

Condensed statements of member's equity (deficiency):
Member's equity (deficiency), beginning of year	$(54,949,043)	$-	$(54,949,043)
Net loss	(3,669,002)	(359,121)	(3,309,881)
Capital contribution pushed down	1,975,000	1,975,000
Fresh start adjustment	58,258,924		58,258,924

Member's equity, end of year	$1,615,879	$1,615,879	$-

Condensed statements of of cash flows:
Net cash used in operating activities	$(4,947,883)	$(333,560)	$(4,614,323)
Cash used in investing activities	(2,267,632)	(2,267,632)	-
Financing activities
Advances from previous member	4,022,985		4,022,985
Proceeds from borrowings	2,750,000	2,750,000
Repayment of borrowings	(127,847)	(127,847)
Debt issuance costs	(131,838)	(131,838)
Capital contributions, pushed down	1,975,000	1,975,000

Net increase (decrease) in cash	$1,272,785	$1,864,123	$(591,338)

Report of Independent Auditors

To the Sole Member
CIRI Lakeside Gaming Investors, LLC
dba Casino MonteLago
Las Vegas, Nevada

We have audited the accompanying balance sheet of CIRI Lakeside Gaming Investors, LLC dba Casino MonteLago (“the Company”) as of December 31, 2006, and the related statements of operations, member’s deficiency, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CIRI Lakeside Gaming Investors, LLC dba Casino MonteLago as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets.  In addition, management expects to cease operating the casino on or before June 30, 2007.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 8.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Las Vegas, Nevada

March 28, 2007

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
BALANCE SHEET AS OF DECEMBER 31, 2006

Assets
Current Assets:
Cash and cash equivalents	$1,808,875
Accounts receivable, net of collection allowance of $5,215	44,154
Inventories	80,452
Prepaid expenses	479,501
Deposits and other assets	53,392
Total current assets	2,466,374
Property and equipment held for sale, net (Notes 3 and 8)	546,833
$3,013,207
Liabilities and Member's Deficiency
Current Liabilities:
Trade accounts payable	$218,641
Accrued expenses and other liabilities:
Payroll	229,462
Gaming	396,440
Taxes	101,245
Other (Note 6)	2,233,690
Total current liabilities	3,179,478
Note payable to member (Note 5)	54,782,772
Total liabilities	57,962,250
Commitments and Contingencies (Note 7 and 9)
Member's Deficiency:
Contributions	5,000,000
Accumulated deficit	(59,949,043)
Total member's deficiency	(54,949,043)
$3,013,207

See Accompanying Notes to Financial Statements.

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2006

Revenues:
Casino	$11,419,384
Food and beverage	2,795,596
Retail and other	72,184
Less promotional allowances	(885,655)
13,401,509
Operating expenses:
Casino	9,768,819
Food and beverage	1,693,473
Retail	21,460
Property operations	735,155
Marketing and advertising	1,298,867
General and administrative	2,047,424
Depreciation and amortization	4,109,296
Loss on impairment of property and equipment (Note 3)	4,921,495
Loss on termination of capital lease obligation (Note 4)	1,696,647
Loss on termination of management agreement (Note 6)	1,560,000
27,852,636

Operating loss	(14,451,127)
Interest expense (Notes 4 and 5)	(7,544,765)

Net loss	$(21,995,892)

See Accompanying Notes to Financial Statements.

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENT OF MEMBER'S DEFICIENCY YEAR ENDED DECEMBER 31, 2006

	Capital Contribution	Accumulated Deficit	Total
Balance – January 1, 2006	$5,000,000	$(37,953,151)	$(32,953,151)
Net loss	-	(21,995,892)	(21,995,892)
Balance - December 31, 2006	$5,000,000	$(59,949,043)	$(54,949,043)

See Accompanying Notes to Financial Statements.

CIRI LAKESIDE GAMING INVESTORS, LLC DBA CASINO MONTELAGO
STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2006

Cash Flows from Operating Activities:
Net loss	$(21,995,892)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	4,109,296
Loss on termination of capital lease obligation	1,696,647
Loss on impairment/sale of equipment	4,921,495
Loss on termination of management agreement	1,560,000
Interest added to capital lease obligation	1,496,729
Interest added to note payable to member	3,870,133
Changes in operating assets and liabilities:
Accounts receivable	19,475
Inventories	2,274
Prepaid expenses and other assets	85,373
Accounts payable and accrued liabilities	(297,075)
Net cash used in operating activities	(4,531,545)
Cash Flows from Investing Activities:
Purchases of property and equipment	(113,266)
Cash Flows from Financing Activities:
Advances from member	5,162,779
Principal payments on capital lease obligation	(155,425)
Net cash provided by financing activities	5,007,354

Net increase in cash and cash equivalents	362,543
Cash and cash equivalents at beginning of year	1,446,332

Cash and cash equivalents at end of year	$1,808,875
Supplemental Disclosures of Cash Flow Information
Cash paid for interest imputed under a capital lease	$2,177,903
Write-off of capital lease assets and related leasehold improvements	$26,516,241
Release of capital lease obligation	$24,819,594

See Accompanying Notes to Financial Statements.

CIRI LAKESIDE GAMING INVESTORS, LLC, DBA CASINO MONTELAGO

NOTES TO FINANCIAL STATEMENS

Note 1.     Organization and Description of Business

Nature of Business

CIRI Lakeside Gaming Investors, LLC (the “Company”) is a Nevada limited liability company which owns and operates the Casino MonteLago (“Casino”) located at the Lake Las Vegas Resort in Henderson, Nevada.  The Casino business includes gaming and food and beverage sales and is located in leased facilities.  The Casino opened in April 2003 and operates under a license granted by the State of Nevada Gaming Commission.

The Company is wholly owned by Cook Inlet Region, Inc. (“CIRI”).  CIRI was incorporated pursuant to the Alaska Native Claims Settlement Act and is owned by approximately 7,400 shareholders of predominantly Athabascan and Southeast Indian, Inupiat and Yup’ik Eskimo, Aleut, and Alutiq heritage.

Note 2.     Summary of Significant Accounting Policies

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Accounts Receivable

The Company extends credit to certain casino customers following an evaluation of the creditworthiness of the individual.  The Company maintains an allowance for doubtful accounts to reduce the casino receivables to their estimated collectible amount.

Inventories

Inventories consist of beverage, operating supplies and retail and promotional merchandise and are stated at the lower of cost or market.

Prepaid Expenses

Prepaid expenses consist primarily of prepaid taxes and insurance.

Note 2.     Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers certain gaming instruments (foreign tokens/chips and Anchor Gaming souvenir silver tokens) to be cash equivalents.

At various times during the year, the Company maintained balances at a financial institution in excess of federally insured limits.  The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment purchases are stated at cost.  Property and equipment under capital leases are stated at the present value of minimum lease payments.  Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.  Gains or losses on dispositions of property and equipment are included in the determination of operating income.

Depreciation of equipment is provided over five to seven years of the estimated useful lives of the respective assets, using the straight-line method.  Property and equipment held under capital lease and leasehold improvements are amortized over fifteen to twenty years, which is the shorter of their estimated useful lives or the lease term, using the straight-line method.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In 2006, the Company decided to discontinue its gaming operations and sell its gaming and other equipment in 2007.  Management estimated the sales value, net of related costs to sell, of this equipment at approximately $547,000.  Accordingly, the Company recorded an impairment loss of $4,921,495 in 2006, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Casino Revenues, Promotional Allowances and Gaming Liabilities

Casino revenue is derived primarily from patrons wagering on slot machines and table games.  Table games generally include Blackjack or Twenty One, Craps, Baccarat and Roulette.  Casino revenue is the net win from gaming activities computed as the difference between gaming wins and losses, not the amounts wagered.

Liabilities are recognized for funds deposited by customers before gaming play occurs, chips in the customers’ possession, unredeemed slot tickets, and players’ club points and awards.

Note 2.     Summary of Significant Accounting Policies (continued)

Casino Revenues, Promotional Allowances and Gaming Liabilities (continued)

Food and beverage revenues are derived from food and beverage sales in the restaurant and accompanying bar, sports bar, and general casino areas and are recognized as products and services are provided.  The retail value of food and beverage services furnished to customers on a complimentary basis ($886,000) are included in gross revenues and deducted as promotional allowances in arriving at net revenues.  The estimated cost of providing such services ($937,000) is included in the operating costs and expenses of the casino department.

Advertising

The Company expenses advertising costs as incurred.  Total advertising expense for the year was approximately $1,299,000.

Income Taxes

The Company is organized as a limited liability company.  Accordingly, the financial statements contain no provision for income taxes since the losses of the Company flow through to the sole member, who is responsible for including the results of the Company’s operations on its respective federal returns.

Note 3.     Property and Equipment

Property and equipment held for sale is comprised of the following at December 31:

Gaming equipment	$673,907
Furniture, fixtures and equipment	489,529
1,163,436
Less accumulated depreciation and amortization	(616,603)
$546,833

Note 3.     Property and Equipment (continued)

In 2006, management determined that the undiscounted future cash flows of the gaming equipment and furniture, fixtures, and equipment were less than its carrying value.  Management estimated the impairment loss of the above-mentioned assets to be approximately 90% of their carrying values.  Management derived this estimate via market comparisons of similar assets in the market place.  Loss on impairment was $4,921,495 for the year.

Note 4.     Obligation Under Capital Lease

In 2003, the Company recorded a capital lease obligation of $21,716,483 related to a facility leased from Village Hotel Investors, L.L.C. (“VHI”), whose sole member is Village Hotel Holdings, LLC (“VHH”), a limited liability company of which the Company’s sole member, CIRI, owned a 46% member interest until December 27, 2006, when it sold its member interest to an affiliate of another member of VHH.  The lease provided for monthly payments of $333,333 over an initial term of 10 years with the option to extend for two additional terms of five years each.  However, effective December 27, 2006 the Company was released from most of the obligations to VHH arising from the capital lease, including the obligation to pay rent.  The facilities under this lease include the shell of the building which houses the Company’s casino and food and beverage service operations as well as the shared use of a parking garage.  The Company was responsible for a prorated share of the maintenance, security, taxes, and other operating costs of the parking garage through December 27, 2006.

Interest expense related to the lease was $3,674,632 during 2006.  At December 27, 2006, the carrying value of the facilities under capital lease and related leasehold improvements less the balance of capital lease obligation was $1,696,647 and was charged to expense.

Note 5.     Note Payable to Member

The Company has an unsecured note payable to its sole member, CIRI, with an outstanding balance of $54,782,772 as of December 31, 2006.  This outstanding balance is comprised of advances under the note of $45,499,487 and accrued interest of $9,283,285.  The Company accrued $3,870,133 of interest on this note in 2006.  The note bears interest at the prime rate plus 1% and matures March 30, 2017. At December 31, 2006, the prime rate was 8.25%.  At December 31, 2006, no payment had been made on the advances or accrued interest.  On December 16, 2005, the Board of Directors for CIRI approved an amendment to the note which increased the maximum amount of principal available from $41,407,500 to $46,407,700.  At December 31, 2006, $908,213 is available for future advances.

Note 6.     Management Agreement

The Casino entered into a development and management agreement in April 2002 which engaged SYBRO LLC, an unrelated third party, to develop, manage, and operate the Casino.  The agreement includes a base management fee equal to 2.5% of the Casino’s gross revenues with a monthly guaranteed minimum fee of $65,000 per month.  In addition, the agreement includes an incentive fee equal to 10% of the amount by which the net operating income, as defined, exceeds an owner’s priority return, as defined.  The Company paid SYBRO LLC $780,000 for the year ended December 31, 2006, as its guaranteed minimum fee.  The agreement provides for the payment of a termination fee equal to the management fee for the last 24 months which was accrued at December 31, 2006.

Note 7.      Commitments and Contingencies

In January 2003, the Company was granted a gaming license by the Nevada Gaming Commission to operate the Casino.  CIRI was required to register with the State of Nevada as a holding company.  In connection with the gaming license, the Nevada Gaming Commission issued an order to CIRI, as a registered holding company, providing that in the event a shareholder of CIRI is deemed legally “unsuitable” by the Commission, the Company may be subject to, among other things, restrictions on the payment of cash or other distributions to CIRI.

Total rent expense for equipment leased on a month-to-month basis for the years ended December 31, 2006 was approximately $48,000.

The Company is subject to various contingencies arising in the normal course of business.  Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position, results of operations, or liquidity of the Company.

Note 8.      Going Concern

On December 27, 2006, the Company, its sole member CIRI, and a wholly-owned subsidiary of CIRI entered into a Purchase, Note Issuance and Casino Transition Agreement (“Transition Agreement”) with VHI and certain of its affiliates, whereby the Company has agreed to operate the casino on a month-to-month basis, subject to other terms and conditions, but not later than June 30, 2007.  The Transition Agreement also provides for an option for the Company to sell its tangible and intangible assets related to the casino operations to a new casino operator to be found and approved by VHI.  As described in Note 4, the Transition Agreement released the Company from its capital lease obligation and requires VHI to pay to the Company a “Reimbursement Amount” as defined in the Transition Agreement but which is substantially equivalent to any negative cash flow from operations.  If a new casino operator is not found by June 30, 2007, CIRI intends to close the gaming operation and sell the Company’s assets.

Note 8.      Going Concern (continued)

The Company has suffered recurring losses from operations and its total liabilities exceed its total assets.  These conditions, the terms of the Transition Agreement and management’s intention to cease operations if a new casino operator is not found raises substantial doubt about the Company's ability to continue as a going concern.

Note 9.      Subsequent Event

Subsequent to December 31, 2006, the Company received from a third party, a non-binding expression of interest to buy the long-term assets of the Company for $1,750,000 plus the assumption of certain current assets and liabilities.  This expression of interest is subject to change after the prospective buyers complete their due diligence.  It is also contingent upon the prospective buyers receiving approvals from the Nevada Gaming Control Board and the Nevada Gaming Commission as well as negotiating a satisfactory lease agreement.